AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PART II - OFFERING CIRCULAR

PURSUANT TO REGULATION A UNDER THE SECURITIES ACT OF 1933

MAD SCIENCE GROUP INC.

8360 Bougainville St.

Suite 201
Montreal, Quebec H4P 2G1
514-344-4181

www.madscience.org

UP TO 2,424,242 SHARES OF CLASS A COMMON STOCK

PRICE: $8.25 PER SHARE

MINIMUM INVESTMENT: ONE HUNDRED SHARES ($825.00)

We are offering a minimum of 181,818 shares of our Class A Common Stock and a maximum of 2,424,242 shares of Class A Common Stock on a “best efforts” basis. The offering will begin as soon as practicable after this Offering Circular has been qualified by the Securities and Exchange Commission (the “Commission”) and the relevant state regulators, as necessary. If $1,500,000 in subscriptions for the shares (the “Minimum Offering”) is not deposited in escrow on or before [●] (which date may be extended at our option) (the “Termination Date”), all subscriptions will be refunded to subscribers without deduction or interest. Subscribers have no right to a return of their funds until the Termination Date. If the Minimum Offering has been achieved by [●], the Offering may continue until the earlier of [●] (which date may be extended at our option) or the date when all shares have been sold. See “Plan of Distribution” and “Securities Being Offered” for a description of our capital stock.

The Company has engaged North Capital Private Securities Corporation (“NCPS”), a registered broker-dealer and member FINRA/SIPC, as escrow agent to hold any funds that are tendered by investors. The Company may hold one or more closings on a rolling basis, after the Minimum Offering is achieved, at which point the Company receives the funds from the escrow agent and issues shares to investors.

	Price to Public	Underwriting discounts and Commissions (1)	Proceeds to issuer (2)
Per share	$8.25	$0.0825	$8.1675
Total Minimum	$1,500,000	$15,000	$1,485,000
Total Maximum	$20,000,000	$200,000	$19,800,000

(1)	Mad Science Group Inc., a Quebec corporation (“Mad Science Group,” “MSG,” “we,” “us,” “our” or “Company”) has engaged Dalmore Group, LLC member FINRA/SIPC (“Dalmore”) to perform administrative and technology-related functions in connection with the Offering, but not for underwriting or placement agent services. This amount includes a payment of one percent (1%) of the aggregate gross proceeds raised in the Offering but does not include a one-time due diligence fee of $5,000 and one-time consulting fee of $20,000. See “Plan of Distribution” for details regarding the compensation payable to Dalmore and other third-parties in connection with this Offering.

(2)	Does not include expenses of the Offering (other than the fees paid to Dalmore under “Plan of Distribution –Commissions and Discounts” for the administrative and technology-related services provided in connection with the Offering), including, but not limited to, fees and expenses for marketing and advertising of the Offering, media expenses, fees for escrow fees, accounting, audit and legal services, fees for EDGAR document conversion and filing, and website posting fees.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

NOTICE TO FOREIGN INVESTORS

IF A PURCHASER OF SHARES IN THIS OFFERING LIVES OUTSIDE THE UNITED STATES, IT IS THE PURCHASER’S RESPONSIBILITY TO FULLY OBSERVE THE LAWS OF ANY RELEVANT TERRITORY OR JURISDICTION OUTSIDE THE UNITED STATES IN CONNECTION WITH THE PURCHASE OF SUCH SHARES, INCLUDING OBTAINING REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER REQUIRED LEGAL OR OTHER FORMALITIES. THE COMPANY RESERVES THE RIGHT TO DENY THE PURCHASE OF SHARES IN THIS OFFERING BY ANY FOREIGN PURCHASER.

About This Form 1-A and Offering Circular

In making an investment decision, you should rely only on the information contained in the Form 1-A and this Offering Circular. We have not authorized anyone to provide you with information different from that contained in this Form 1-A and Offering Circular. We are offering to sell and seeking offers to buy the Shares only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this Form 1-A and Offering Circular is accurate only as of the date of this Form 1-A and Offering Circular, regardless of the time of delivery of the Form 1-A and the Offering Circular. Our business, financial condition, results of operations, and prospects may have changed since that date. Statements contained herein as to the content of any agreements or other documents are summaries and, therefore, are necessarily selective and incomplete and are qualified in their entirety by the actual agreements or other documents.

Continuous Offering

Under Rule 251(d)(3) to Regulation A, the following types of continuous or delayed Offerings are permitted, among others: (1) securities offered or sold by or on behalf of a person other than the issuer or its subsidiary or a person of which the issuer is a subsidiary; (2) securities issued upon conversion of other outstanding securities; or (3) securities that are part of an Offering which commences within two calendar days after the qualification date. These may be offered on a continuous basis and may continue to be offered for a period in excess of 30 days from the date of initial qualification. They may be offered in an amount that, at the time the Offering statement is qualified, is reasonably expected to be offered and sold within one year from the initial qualification date. No securities will be offered or sold “at the market.” The supplement will not, in the aggregate, represent any change from the maximum aggregate Offering price calculable using the information in the qualified Offering statement. This information will be filed no later than two business days following the earlier of the date of determination of such pricing information or the date of first use of the Offering circular after qualification.

Sale of our shares in this Offering will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

THIS OFFERING IS INHERENTLY RISKY AND PROSPECTIVE INVESTORS SHOULD BE PREPARED TO SUSTAIN A LOSS OF THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” STARTING ON PAGE 3 OF THIS OFFERING CIRCULAR.

THE COMPANY IS FOLLOWING THE “OFFERING CIRCULAR” FORMAT OF DISCLOSURE UNDER REGULATION A.

THE DATE OF THIS OFFERING CIRCULAR IS JANUARY 24, 2022

INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR ANY PERSON TO WHO IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME AN OFFERING CIRCULAR WHICH IS NOT DESIGNATED AS A PRELIMINARY OFFERING CIRCULAR IS DELIVERED AND THE OFFERING STATEMENT FILED WITH THE COMMISSION BECOMES QUALIFIED.

NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE AS HAS BEEN NO CHANGE IN THE AFFAIRS OF OUR COMPANY SINCE THE DATE HEREOF. INFORMATION CONTAINED IN THE PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT.

THE OFFERING PRICE OF THE SECURITIES IN WHICH THIS OFFERING CIRCULAR RELATES HAS BEEN DETERMINED BY THE COMPANY AND DOES NOT NECESSARILY BEAR ANY SPECIFIC RELATION TO THE ASSETS, BOOK VALUE OR POTENTIAL EARNINGS OF THE COMPANY OR ANY OTHER RECOGNIZED CRITERIA OF VALUE.

NASAA UNIFORM LEGEND:

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY THE FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS AND CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

The Company

Mad Science Group Inc. was incorporated on August 16, 1993 as a Canadian corporation. With headquarters in Montreal, Quebec, we are a global leader in the business of granting and supporting franchises worldwide operating children’s science education and entertainment programs serving after-school programs, pre-school programs, workshops, birthday parties, camps and other special events. These programs are targeted for children ages 3-12. We also offer a NASA-branded enrichment program in after-school, summer camp and birthday party settings, and programs we refer to as Schoolhouse Chess and Brixology. All franchisees operate under the “MAD SCIENCE” and “MAD SCIENCE & DESIGN” brand and associated trademarks, service marks and logos. We currently have 140 franchisees worldwide. As part of our effort to broaden and deepen our penetration into the child enrichment ecosystem, in 2020, we launched two (2) new lines of business in addition to our franchise system by offering the following science-education related products directly to our target markets: (i) an online digital science platform, known as “The Kids Club,” offering various STEM activities, including experiment videos, for children ages 5-12 and (ii) a home-delivery subscription-based “science box” program, known as “Loop Lab,” targeting children ages 8 and up, delivering boxes with various hands-on STEM activities directly to the home. While these new lines of business have only just begun, we are hopeful that they will be meaningful contributors to our growth in the future. In 2021, we expanded our business development focus to include offering government-funded programs and, in January 2022, we entered into a two-year contract with the Chicago Board of Education to provide STEM workshops to 520 elementary schools through one of our corporate-owned franchisee subsidiaries.

The Offering

Securities offered:	Class A Common Shares

Offering price per share:	$8.25 per share

Maximum number of shares to be sold in this Offering Minimum number of shares to be sold in this Offering:	2,424,242 Class A Common Shares 181,818 Class A Common Shares

Number of Shares outstanding before this Offering	6,055,045

Market for these securities:	There is currently no public market for these securities.

Use of proceeds:	The net proceeds of the offering will be used primarily for acquisition of complementary franchise businesses, expansion of our existing franchisee network, and other working capital purposes.

Termination of this Offering:	This Offering will close upon the earlier of (1) the sale of the maximum number of Shares offered hereby, (2) one year from the date this Offering begins, or (3) a date prior to one year from the date this Offering begins that is so determined by our Board of Directors.

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Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	Our financial results are affected by the operating and financial results of our franchisees. Since the COVID-19 outbreak, the royalties we receive from our franchisees have fallen dramatically due, to among other things, the closure of a substantial portion of the schools in our markets and public health measures warning against congregating in public areas. Until such time as our franchisees are able to resume pre-pandemic levels of operations, we expect to continue to incur operating losses and cannot assure you that we will achieve or maintain profitable operations.
●	Our sales of franchises, from which we receive an initial franchise fee, have failed to increase at the same rate as they did prior to the onset of the COVID-19 pandemic. If the primary users of our franchisees’ services and products do not believe they can participate in the programs offered by our franchisees, our sales of new franchises, and the amount of royalties received from existing franchises, will decrease. Indeed, it is possible that a substantial number of our franchisees will fail as a consequence of the effects of the COVID-19 pandemic and resulting public health measures put in place in an effort to combat it.
●	Our success depends on our ability and the ability of our franchisees to uphold the reputation of our brand, which will depend on the effectiveness of our and our franchisees’ marketing, our and their program quality, and our franchisees’ customer experience.
●	If we are unable to anticipate consumer preferences and successfully develop and introduce new, innovative and updated programs or if our franchisees are not successful in operating their franchised operations, we may not be able to maintain or increase our sales or achieve profitability.
●	An economic downturn or economic uncertainty in the United States, where most of our franchisees operate, may adversely affect consumer discretionary spending and demand for our franchisees’ programs.
●	We intend to use a substantial portion of the net proceeds raised in this Offering to develop new geographic markets for our programs, develop new programs to offer prospective franchisees, and acquire companies engaged in similar or related activities. If we fail to raise the necessary funds in this Offering to carry out these objectives or are otherwise unsuccessful in meeting these objectives, our operations and financial results may suffer.
●	Our results of operations could be materially harmed if we are unable to accurately forecast demand for our programs.
●	The impact of the COVID-19 pandemic or any other pandemic could affect our supply chain and/or consumer behavior.
●	If we are unable to protect our intellectual property rights, our financial results may be negatively impacted.
●	We may be subject to liability if we or our franchisees infringe upon the intellectual property rights of third parties.
●	We will likely need to raise additional capital to grow our business. We may not be able to raise such capital on terms acceptable to us or at all.
●	Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel and franchisees.
●	Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.
●	The offering price of the Shares in this Offering has been arbitrarily established by our current management, considering such matters as the current state of our business, prospects for our future growth, our intellectual property, and the markets and industry in which we operate. The offering price bears little relationship to our assets, net worth, or any other objective criteria.
●	No application is currently being prepared for the Shares to be listed on an exchange or quoted on any OTC Markets tier. There can be no assurance that a liquid market for the Shares will develop or, if it does develop, that it will continue. If a market does develop, it may not be liquid.

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RISK FACTORS

The SEC requires us to identify risks that are specific to our business and financial condition. The Company is still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Business

The Coronavirus pandemic has adversely affected and continues to adversely affect our business operations, financial condition, liquidity and cash flow, and the length of such impacts are uncertain.

The Coronavirus (“COVID-19”) pandemic has, and continues to, adversely affect our business operations, financial condition, liquidity and cash flow, and the length of such impacts are uncertain. While COVID-19 vaccination programs have recently commenced in many of the geographic markets where our franchisees operate, there can be no certainty that these vaccination programs will be successful, and if so, for how long, in slowing or resolving the pandemic and/or ameliorating the conditions which have led to a reduced demand for our programs. Since the circumstances surrounding the pandemic and the vaccination programs are still evolving, we are unable to reasonably foresee the future effect and ultimate impact of the COVID-19 pandemic on our business and the business of our franchisees. The spread of COVID-19 has caused public health officials to recommend precautions to mitigate the spread of the virus, including warning against congregating in heavily populated areas, such as malls and community centers. Among the precautions has been the closure of a substantial portion of the schools in the United States and Canada and other geographic markets where our franchisees operate, which has adversely impacted our royalty revenue from franchisees and may continue to do so. There is significant uncertainty around the breadth and duration of these school closures and other business disruptions related to COVID-19, as well as its long-term impact on the U.S. and global economy. The extent to which COVID-19 impacts our results will depend on future developments, which remain uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19, the effectiveness of the vaccination programs, the appearance and prevalence of mutated strains of the Coronavirus, and the actions taken to contain it or treat its impact. We have asked our corporate employees whose jobs allow them to work remotely to do so for the foreseeable future. Such precautionary measures could create operational challenges as we adjust to a remote workforce, which could adversely impact our business.

While our revenues for the first six months of the fiscal year ending March 31, 2022 have rebounded from the level in the comparable period for the prior year during the fiscal year ended March 31, 2021, the Company experienced a significant decline in revenues compared to fiscal 2020 due primarily to reduced royalty fees received from our franchisees who experienced a dramatic decrease in demand for their programs. This decline in demand for our programs was due to community-wide measures taken in response to the COVID-19 pandemic, including indefinite school closings, a decline in use of public transportation, a virtual workforce, and restrictions on social gatherings. The COVID-19 pandemic also negatively impacted the growth rate in the number of new franchises sold over the past 18 months resulting in a decrease in initial franchise fees we received. While efforts were taken to reduce our expenses during fiscal 2021 and the first six months of fiscal 2022 in light of these developments, including, but not limited to, the deferral of a substantial percentage of our executive officers’ salaries, our loss from operations widened significantly from fiscal 2020 to fiscal 2021.

If we fail to successfully implement our growth strategy, our ability to increase our revenues and net income could be adversely affected.

Our growth strategy is based primarily on (i) acquiring other franchisors offering compatible or synergistic products or programs, (ii) the development of existing and new franchisees, and (iii) developing new product offerings, including, but not limited to, government-funded STEM enrichment programs. We may pursue acquisitions to increase our market penetration, enter new geographic markets and expand the scope of services we provide. We cannot guarantee that we will identify suitable acquisition candidates, that acquisitions will be completed on acceptable terms, or that we will be able to integrate successfully the operations of any acquired business into our existing business. Furthermore, there is a risk that we will misjudge the compatibility of the programs offered by those franchisors with our own franchised programs and the quality of the franchisees. The acquisitions could be of significant size and involve operations in multiple jurisdictions. The acquisition and integration of another business would divert management attention from other business activities. This diversion, together with other difficulties we may incur in integrating an acquired business, could have a material adverse effect on our business, financial condition and results of operations. In addition, we may borrow money or issue capital stock to finance acquisitions or enter into new markets, such as government-funded STEM enrichment programs. Such borrowings might not be available on terms as favorable to us as our current borrowing terms and may increase our leverage, and the issuance of capital stock could dilute the interests of our stockholders.

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In addition to acquiring other franchisors, our growth strategy will include the development of our existing and new franchisees. Our franchisees face many challenges in growing their businesses, including:

●	availability and cost of financing;

●	securing required domestic or foreign governmental permits and approvals;

●	anticipating trends in new geographic regions and acceptance of our products and services;

●	competition with competing franchise systems; and

●	employing, training and retaining qualified personnel.

Since part of our business development is funded by franchisee investment, our growth strategy is dependent on our franchisees’ (or prospective franchisees’) ability to access funds to finance such development. If our franchisees (or prospective franchisees) are not able to obtain financing at commercially reasonable rates, or at all, they may be unwilling or unable to invest in business development, and our future growth could be adversely affected.

Our growth strategy also relies on our ability to identify, recruit and enter into franchise agreements with a sufficient number of qualified franchisees. In addition, our ability and the ability of our franchisees to successfully expand into new markets may be adversely affected by a lack of awareness or acceptance of our brand as well as a lack of existing marketing efforts and operational execution in these new markets. To the extent that we are unable to implement effective marketing and promotional programs and foster recognition and affinity for our brand in new markets, our franchisees may not perform as expected and our growth may be significantly delayed or impaired. In addition, franchisees may have difficulty securing adequate financing, particularly in new markets, where there may be a lack of adequate history and brand familiarity. Our franchisees’ business development efforts may not be successful, which could materially and adversely affect our business, results of operations and financial condition.

Our success depends on our ability to uphold the reputation of our brand, which will depend on the effectiveness of our marketing, our product quality, and our franchisees’ customer experience.

We believe that our brand image and brand awareness is vital to the success of our business. The “Mad Science” name is integral to our business as well as to the implementation of our strategies for expanding our business. We also believe that maintaining and enhancing our brand image, particularly in new markets where we have limited brand recognition, is important to maintaining and expanding our customer base. As we execute our growth strategy, our ability to successfully expand into new markets or to maintain the strength and distinctiveness of our brand image in our existing markets will be adversely impacted if we fail to connect with our target customer. Among other things, we rely on social media platforms, such as Instagram, Facebook and Twitter, to help implement our marketing strategies and promote our brand. Our brand and reputation may be adversely affected if we fail to achieve these objectives, if our public image was to be tarnished by negative publicity, or if we fail to deliver innovative and high-quality programs our franchisees’ targeted clientele desire. Negative publicity regarding one or more of our franchisees or strategic partners, such as Crayola, Lego Brands or NASA, could adversely affect our reputation. Additionally, while we devote considerable efforts and resources to protecting our intellectual property, if these efforts are not successful the value of our brand may be harmed. Any harm to our brand and reputation could have a material adverse effect on our financial condition.

Brand value also can be severely damaged even by isolated incidents, particularly if the incidents receive considerable negative publicity or result in litigation. Some of these incidents may relate to the way we manage our relationships with our franchisees, our growth strategies, our development efforts or the ordinary course of our, or our franchisees’, businesses. Other incidents that could be damaging to our brand may arise from events that are or may be beyond our ability to control, such as:

●	actions taken (or not taken) by one or more franchisees or their employees relating to the health, safety, and welfare of the participants in their programs;

●	data security breaches or fraudulent activities associated with our and our franchisees’ electronic payment systems;

●	third-party misappropriation, dilution or infringement of our intellectual property; and

●	illegal activity targeted at us or our franchisees.

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Consumer demand for our products and services and our brand’s value could diminish significantly if any such incidents or other matters erode consumer confidence in us or in our products or services, which would likely result in fewer sales of franchises and other products and, ultimately, lower royalty revenue, which in turn could materially and adversely affect our results of operations and financial condition.

If we are unable to anticipate consumer preferences and successfully develop and introduce new, innovative and updated programs and products, we may not be able to maintain or increase our sales or achieve profitability.

Our success depends on our ability to timely identify and originate program and product trends as well as to anticipate and react to changing consumer demands. All of our products are subject to changing consumer preferences and we cannot predict such changes with any certainty, nor are such consumer preferences and trends uniform throughout the various geographic markets in which our franchisees operate. We will need to anticipate, identify and respond quickly to changing consumer demands and trends in order to provide programs and products our customers seek and maintain our brand image. If we cannot identify changing trends in advance, fail to react to changing trends or misjudge the market for a trend, the operations of our franchisees may suffer which, in turn, would cause our royalties to decline, negatively impacting our financial condition and results of operations.

Even if we are successful in anticipating consumer demands, our ability to adequately react to and execute on those demands will in part depend upon our continued ability to develop or acquire and introduce high-quality and attractive programs and products. If we fail to provide products and programs that consumers want, our brand image could be negatively impacted. Our failure to effectively introduce new products and programs and enter into new product and program categories that are accepted by consumers could result in a decrease in net revenues, which could have a material adverse effect on our financial condition.

Our franchisees could take actions that harm us.

Our franchisees are independent third party business owners who are contractually obligated to operate in accordance with the operational and other standards set forth in our franchise agreement. Although we engage in a thorough screening process when reviewing potential franchisee candidates, we cannot be certain that our franchisees will have the business acumen or financial resources necessary to operate successful franchises in their approved territories. In addition, certain state or foreign franchise laws may limit our ability to terminate, not renew or modify these franchise agreements. As independent business owners, the franchisees oversee their own daily operations. As a result, the ultimate success and quality of any franchise rests with the franchisee. If franchisees do not successfully operate in a manner consistent with required standards and comply with local laws and regulations, franchise fees and royalties paid to us may be adversely affected and our brand image and reputation could be harmed, which in turn could adversely affect our results of operations and financial condition.

Moreover, although we believe we generally maintain positive working relationships with our franchisees, disputes with franchisees could damage our brand image and reputation and our relationships with our franchisees, generally.

Our future growth could place strains on our management, employees, information systems and internal controls, which may adversely impact our business.

Our future growth may place significant demands on our administrative, operational, financial and other resources. Any failure to manage growth effectively could seriously harm our business. To be successful, we will need to continue to implement management information systems and improve our operating, administrative, financial and accounting systems and controls. We will also need to train new employees and maintain close coordination among our executive, accounting, finance, human resources, marketing, technology, sales and operations functions. These processes are time-consuming and expensive, increase management responsibilities and divert management attention, and we may not realize a return on our investment in these processes. Our failure to successfully execute on our planned expansion could materially and adversely affect our results of operations and financial condition.

Changing economic conditions, including unemployment rates, may reduce demand for our products and services.

Our revenues and other financial results are subject to general economic conditions. Our revenues depend, in part, on the number of dual-income families and working single parents who desire child development or educational services. A deterioration of general economic conditions, including a soft housing market and/or rising unemployment, may adversely impact us because of the tendency of out-of-work parents to diminish or discontinue utilization of these services. Finally, there can be no assurance that demographic trends, including the number of dual-income families in the workforce, will continue to lead to increased demand for our products and services.

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We may require additional financing to execute our business plan and fund our other liquidity needs.

We currently have a revolving bank credit facility of up to $100,000. Should we be subject to a materially adverse economic or financial effect, and we are unable to increase our revenues or decrease our operating expenses from recent historical run-rate levels, we expect that we would need to obtain additional capital to fund our operations. Should our cash flows from operations not meet or exceed our projections, we may need to pursue one or more alternatives, such as to:

●	reduce or delay planned capital expenditures or investments in our business;

●	seek additional financing or restructure or refinance all or a portion of our indebtedness at or before maturity;

●	sell assets or businesses;

●	sell additional equity; or

●	curtail our operations.

Any such actions may materially and adversely affect our future prospects. In addition, we cannot ensure that we will be able to raise additional equity capital, restructure or refinance any of our indebtedness or obtain additional financing on commercially reasonable terms or at all.

Any long-term indebtedness we may incur could adversely affect our business and limit our ability to expand our business or respond to changes, and we may be unable to generate sufficient cash flow to satisfy our debt service obligations.

We may incur additional indebtedness in the future. Any long-term indebtedness we may incur and the fact that a substantial portion of our cash flow from operating activities could be needed to make payments on this indebtedness could have adverse consequences, including the following:

●	reducing the availability of our cash flow for our operations, capital expenditures, future business opportunities, and other purposes;

●	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate, which would place us at a competitive disadvantage compared to our competitors that may have less debt;

●	limiting our ability to borrow additional funds;

●	increasing our vulnerability to general adverse economic and industry conditions; and

●	failing to comply with the covenants in our debt agreements could result in all of our indebtedness becoming immediately due and payable.

Our ability to borrow any funds needed to operate and expand our business will depend in part on our ability to generate cash. Our ability to generate cash is subject to the performance of our business as well as general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control. If our business does not generate sufficient cash flow from operating activities or if future borrowings are not available to us in amounts sufficient to enable us to fund our liquidity needs, our operating results, financial condition, and ability to expand our business may be adversely affected. Moreover, our inability to make scheduled payments on our debt obligations in the future would require us to refinance all or a portion of our indebtedness on or before maturity, sell assets, delay capital expenditures or seek additional equity.

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We are subject to a variety of additional risks associated with our franchisees.

Our franchise business model subjects us to a number of risks, any one of which may impact our royalty revenues collected from our franchisees, harm the goodwill associated with our brand, and materially and adversely impact our business and results of operations.

Bankruptcy of franchisees. A franchisee bankruptcy could have a substantial negative impact on our ability to collect payments due under such franchisee’s franchise agreement(s). In a franchisee bankruptcy, the bankruptcy trustee may reject its franchise agreement(s) pursuant to Section 365 under the U.S. bankruptcy code, in which case there would be no further royalty payments from such franchisee, and we may not ultimately recover those payments in a bankruptcy proceeding of such franchisee in connection with a damage claim resulting from such rejection.

Franchisee changes in control. Our franchises are operated by independent business owners. Although we have the right to approve franchise owners, and any transferee owners, it can be difficult to predict in advance whether a particular franchise owner will be successful. If an individual franchise owner is unable to successfully establish, manage and operate its business, the performance and quality of its service could be adversely affected, which could reduce its sales and negatively affect our royalty revenues and brand image. Although our franchise agreements prohibit “changes in control” of a franchisee without our prior consent as the franchisor, a franchise owner may desire to transfer a franchise. In addition, in any transfer situation, the transferee may not be able to successfully operate the business. In such a case, the performance and quality of service could be adversely affected, which could also reduce its sales and negatively affect our royalty revenues and brand image.

Franchisee insurance. Our franchise agreements require each franchisee to maintain certain insurance types and levels. Losses arising from certain extraordinary hazards, however, may not be covered, and insurance may not be available (or may be available only at prohibitively expensive rates) with respect to many other risks. Moreover, any loss incurred could exceed policy limits and policy payments made to franchisees may not be made on a timely basis. Any such loss or delay in payment could have a material adverse effect on a franchisee’s ability to satisfy its obligations under its franchise agreement or other contractual obligations, which could cause a franchisee to terminate its franchise agreement and, in turn, negatively affect our operating and financial results.

Some of our franchisees are operating entities. Franchisees may be natural persons or legal entities. Our franchisees that are operating companies with operations outside of running the franchised business are subject to business, credit, financial and other risks, which may be unrelated to the operation of their franchise businesses. These unrelated risks could materially and adversely affect a franchisee that is an operating company and its ability to service its customers and maintain its operations while making royalty payments, which in turn may materially and adversely affect our business and operating results.

Franchise agreement termination; nonrenewal. Each franchise agreement is subject to termination by us as the franchisor in the event of a default, generally after expiration of applicable cure periods, although under certain circumstances a franchise agreement may be terminated by us upon notice without an opportunity to cure. Our right to terminate franchise agreements may be subject to certain limitations under any applicable state relationship laws that may require specific notice or cure periods despite the provisions in the franchise agreement. The default provisions under our franchise agreements are drafted broadly and include, among other things, any failure to meet operating standards and actions that may threaten the licensed intellectual property. Moreover, a franchisee may have a right to terminate its franchise agreement in certain circumstances.

In addition, each franchise agreement has an expiration date. Upon the expiration of a franchise agreement, we or the franchisee may, or may not, elect to renew the franchise agreement. If the franchise agreement is renewed, the franchisee will receive a “successor” franchise agreement for an additional term. Such option, however, is contingent on the franchisee’s execution of our then-current form of franchise agreement (which may include increased royalty revenues, marketing fees and other fees and costs), the satisfaction of certain conditions and the payment of a renewal fee. If a franchisee is unable or unwilling to satisfy any of the foregoing conditions, the expiring franchise agreement will terminate upon expiration of its term. Our right to elect to not renew a franchise agreement may be subject to certain limitations under any applicable state relationship laws that may require specific notice periods or “good cause” for non-renewal despite the provisions in the franchise agreement.

Franchisee litigation; effects of regulatory efforts. We and our franchisees are subject to a variety of litigation risks, including, but not limited to, customer claims, personal injury claims, litigation with or involving our relationship with franchisees, litigation alleging that the franchisees are our employees or that we are the co-employer of our franchisees’ employees, employee allegations against the franchisee or us of improper termination and discrimination, landlord/tenant disputes and intellectual property claims, among others. Each of these claims may increase costs, reduce the execution of new franchise agreements and affect the scope and terms of insurance or indemnifications we and our franchisees may have. For example, in June 2020, a former franchisee filed an arbitration proceeding against us and six (6) of our franchisees in The Netherlands alleging, among other things, that our termination of the former franchisee’s franchise agreement constituted a breach of its franchise agreements causing damages in excess of $4.5 million. A legal action has been brought in the French courts against us by a purported competitor claiming damages of approximately $6.0 million for the loss of earnings, reputational damages and lost investment opportunities. While we believe the allegations made against us in both these proceedings are without any basis or merit, and have retained legal counsel to vigorously defend them, there can be no assurance regarding any resolution or the outcome of these proceedings. Judgments against us in the amounts sought by these parties would have a materially adverse effect on our business and financial condition.

In addition, we and our franchisees are subject to various regulatory enforcement actions regarding, among other things, franchise and employment laws, such as: failure to comply with franchise registration and disclosure requirements; the provision to prospective franchisees of business projections; efforts to categorize franchisors as the co-employers of their franchisees’ employees; legislation to categorize individual franchised businesses as large employers for the purposes of various employment benefits; and other legislation or regulations that may have a disproportionate impact on franchisors and/or franchised businesses. These changes may impose greater costs and regulatory burdens on franchising, and negatively affect our ability to sell new franchises.

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Franchise agreements and franchisee relationships. Our franchisees develop and operate their business under terms set forth in our franchise agreements. These agreements give rise to long-term relationships that involve a complex set of mutual obligations and mutual cooperation. We have a standard set of franchise agreements that we typically use with our franchisees, but various franchisees have negotiated specific terms in these agreements. Furthermore, we may from time to time negotiate terms of our franchise agreements with individual franchisees. We seek to have positive relationships with our franchisees, based in part on our common understanding of our mutual rights and obligations under our agreements, to enable both the franchisees’ business and our business to be successful. However, we and our franchisees may not always maintain a positive relationship or always interpret our agreements in the same way. Our failure to have positive relationships with our franchisees could individually or in the aggregate cause us to change or limit our business practices, which may make our business model less attractive to our franchisees.

While our franchisee revenues are not concentrated among one or a small number of parties, the success of our business is significantly affected by our ability to maintain contractual relationships with profitable franchisees. A typical franchise agreement has a ten-year term. If we fail to maintain or renew our contractual relationships on acceptable terms, or if one or more significant franchisees were to become insolvent or otherwise were unwilling to pay amounts due to us, our business, reputation, financial condition and results of operations could be materially adversely affected.

Our business is subject to various laws and regulations, and changes in such laws and regulations, or failure to comply with existing or future laws and regulations, could adversely affect our business.

We are subject to the FTC Franchise Rule promulgated by the U.S. Federal Trade Commission (“FTC”) that regulates the offer and sale of franchises in the United States and that requires us to provide to all prospective franchisees certain mandatory disclosure in a Franchise Disclosure Document (“FDD”). In addition, we are subject to state franchise sales laws in 14 states that regulate the offer and sale of franchises by requiring us to make a franchise filing and, in some instances, obtain approval by the state franchise agency of that filing prior to our making any offer or sale of a franchise in those states and to provide a FDD to prospective franchisees in accordance with such laws. We are also subject to franchise laws in certain provinces in Canada, which, like the FTC Franchise Rule, require presale disclosure to prospective franchisees prior to the sale of a franchise. We must also comply with international laws, including franchise laws, in the countries where we have franchise operations or conduct franchise offer and sales activities. Failure to comply with such laws may result in a franchisee’s right to rescind its franchise agreement and to seek damages, and may result in investigations or actions from federal or state franchise authorities, civil fines or penalties, and stop orders, among other remedies. We are also subject to franchise relationship laws in many states that regulate many aspects of the franchisor-franchisee relationship, including renewals and terminations of franchise agreements, franchise transfers, the applicable law and venue in which franchise disputes must be resolved, discrimination and franchisees’ right to associate, among others. Our failure to comply with such franchise relationship laws could result in fines, damages, restitution and our inability to enforce franchise agreements where we have violated such laws. Our non-compliance with federal and state franchise laws could result in liability to franchisees and regulatory authorities (as described above), inability to enforce our franchise agreements, required rescission of franchise agreements and a reduction in our anticipated royalty revenue, which in turn may materially and adversely affect our business and results of operating.

We and our franchisees are also subject to the Fair Labor Standards Act of 1938, as amended, and various other laws in the United States and foreign countries governing such matters as minimum-wage requirements, overtime and other working conditions. A significant number of our and our franchisees’ employees are paid at rates related to the U.S. federal minimum wage, and past increases in the U.S. federal minimum wage have increased labor costs, as would future increases. Such increases in labor costs and other changes in labor laws could affect franchisee performance and quality of service, decrease royalty revenues and adversely affect our brand.

The markets for our services are competitive, and we may be unable to compete successfully.

The markets for our products and services are competitive, and we may be subject to increased competition in our markets in the future. We expect existing competitors and new entrants into the markets where we do business to constantly revise and improve their business models in light of challenges from us or other companies in the industry. If we cannot respond effectively to advances by our competitors, our business and financial performance may be adversely affected. Increased competition may result in new products and services that fundamentally change our markets, reduce franchise prices, reduce margins or decrease our market share. We may be unable to compete successfully against current or future competitors, some of whom may have significantly greater financial, technical, marketing, sales and other resources than we do.

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We rely upon trademark, copyright and trade secret laws and contractual restrictions to protect our proprietary rights, and if these rights are not sufficiently protected, our ability to compete and generate revenues could be harmed.

We rely on a combination of trademark, copyright and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. The steps taken by us to protect our proprietary information may not be adequate to prevent misappropriation of our intellectual property. Our proprietary rights may not be adequately protected because:

●	laws and contractual restrictions may not prevent misappropriation of our intellectual property or deter others from developing similar intellectual property; and

●	policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of any unauthorized use.

The laws of certain foreign countries may not protect the use of unregistered trademarks or other proprietary rights to the same extent as do the laws of the United States. As a result, international protection of our intellectual property rights may be limited and our right to use our trademarks and other proprietary rights outside the United States could be impaired. Other persons or entities may have rights to trademarks that contain portions of our marks or may have registered similar or competing marks for digital signage in foreign countries. There may also be other prior registrations of trademarks identical or similar to our trademarks in other foreign countries. Our inability to register our trademarks or other proprietary rights or purchase or license the right to use the relevant trademarks or other proprietary rights in these jurisdictions could limit our ability to penetrate new markets in jurisdictions outside the United States.

Litigation may be necessary to protect our trademarks and other intellectual property rights, to enforce these rights or to defend against claims by third parties alleging that we infringe, dilute or otherwise violate third-party trademark or other intellectual property rights. Any litigation or claims brought by or against us, whether with or without merit, or whether successful or not, could result in substantial costs and diversion of our resources, which could have a material adverse effect on our business, financial condition, results of operations or cash flows. Any intellectual property litigation or claims against us could result in the loss or compromise of our intellectual property rights, could subject us to significant liabilities, require us to seek licenses on unfavorable terms, if available at all or prevent us from manufacturing or selling certain products, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We may face intellectual property infringement claims that could be time-consuming, costly to defend and result in its loss of significant rights.

Other parties may assert intellectual property infringement claims against us, and our products and services may infringe the intellectual property rights of third parties. We may also initiate claims against third parties to defend our intellectual property. Intellectual property litigation is expensive and time-consuming and could divert management’s attention from our core business. If there is a successful claim of infringement against us, we may be required to pay substantial damages to the party claiming infringement, develop non-infringing intellectual property or enter into royalty or license agreements that may not be available on acceptable terms, if at all. Our failure to develop non-infringing intellectual property or license the proprietary rights on a timely basis could harm our business. Also, we may be unaware of filed patent applications that relate to our products. Parties making infringement claims may be able to obtain an injunction, which could prevent us from operating portions of our business or use the allegedly infringing intellectual property. Any intellectual property litigation could adversely affect our business, financial condition or results of operations.

We depend on key executive management and other key personnel, and may not be able to retain or replace these individuals or recruit additional personnel, which could harm our business.

Our growth and success depend in large part on the managerial and leadership skills of our senior management team. All of our key employees are employed on an “at will” basis and we do not have key-man life insurance covering any of our employees. We may be unable to retain our management team and other key personnel and may be unable to find qualified replacements. The loss of the services of any of our executive management members or other key personnel could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all.

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Management Discretion as to Use of Proceeds

While the Company’s management intends to use the net proceeds from this Offering for the general purposes described under “Use of Proceeds,” we reserve the right to use the funds obtained from this Offering for other purposes not presently contemplated which we deem to be in the best interests of the Company and its shareholders or in order to address changed circumstances or opportunities. Because of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the Company’s management with respect to application and allocation of the net proceeds of this Offering. Investors for the Shares offered hereby will be entrusting their funds to the Company’s management, upon whose judgment and discretion the investors must depend.

Inadequacy of Funds

We may be unable to realize the maximum gross offering proceeds of $20.0 million, and even if we do, it may be insufficient to allow for the implementation of the Company’s business plan. Assuming the minimum offering amount is reached ($1.5 million), all investor funds will be transferred from the escrow account to the Company immediately upon the Company’s request, and at regular intervals (e.g., weekly or monthly) thereafter. If more than the minimum but less than the maximum number of Shares offered in this Offering are sold, or if certain assumptions contained in management’s business plans prove to be incorrect, the Company may have inadequate funds to develop and expand its business as intended. The Company’s ability to meet its financial obligations, cash needs, and to achieve its objectives, will be adversely affected if the maximum number of Shares offered hereby are not sold.

We do not have an independent board of directors which could create a conflict of interests and pose a risk from a corporate governance perspective.

Our Board of Directors consists entirely of our current executive officers, which means that we do not have any outside or independent directors. The lack of independent directors:

●	May prevent the Board from being independent from management in its judgments and decisions and its ability to pursue the Board responsibilities without undue influence.

●	May present us from providing a check on management, which can limit management taking unnecessary risks.

●	Create potential for conflicts between management and the diligent independent decision-making process of the Board.

●	Present the risk that our executive officers on the Board may have influence over their personal compensation and benefits levels that may not be commensurate with our financial performance.

●	Deprive us of the benefits of various viewpoints and experience when confronting challenges that we face.

Because officers serve on our Board of Directors, it will be difficult for the Board to fulfill its traditional role as overseeing management.

Because we do not have a nominating or compensation committee, shareholders will have to rely on the entire board of directors, no members of which are independent, to perform these functions.

We do not have a nominating or compensation committee, or any such committee comprised of independent directors. The board of directors performs these functions. No members of the board of directors are independent directors. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

The Company Has Engaged In Certain Transactions With Related Persons.

Please see the section of this Offering Circular entitled “Interest of Management and Others in Certain Transactions.”

Computer, Website or Information System Breakdown Could Affect the Company’s Business

Computer, website and/or information system breakdowns as well as cyber security attacks could impair the Company’s ability to service its franchisees and customers leading to reduced revenue from sales and/or reputational damage, which could have a material adverse effect on the Company’s consolidated financial results as well as your investment.

Limitation on Director Liability

The Company may provide for the indemnification of its directors to the fullest extent permitted by law and, to the extent permitted by such law, eliminate or limit the personal liability of directors to the Company and its shareholders for monetary damages for certain breaches of fiduciary duty. Such indemnification may be available for liabilities arising in connection with this Offering. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company Is Not Subject To Sarbanes-Oxley Regulations And Lack The Financial Controls And Safeguards Required Of Public Companies.

The Company does not have the internal infrastructure necessary, and is not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes - Oxley Act of 2002. There can be no assurances that there are no significant deficiencies or material weaknesses in the quality of our financial controls. The Company expects to incur additional expenses and diversion of management’s time if and when it becomes necessary to perform the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

Risks Related to Our Common Shares and the Offering

The Company May Undertake Additional Equity or Debt Financing That May Dilute the Shares in This Offering

The Company may undertake further equity or debt financing which may be dilutive to existing shareholders, including you, or result in an issuance of securities whose rights, preferences and privileges are senior to those of existing shareholders, including you, and also reducing the value of Shares subscribed for under this Offering.

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An Investment in the Shares Is Speculative and There Can Be No Assurance of Any Return on Any Such Investment

An investment in the Company’s Shares is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment.

The concentration of our capital stock ownership with insiders will likely limit your ability to influence corporate matters.

Prior to commencement of the Offering, our executive officers and directors beneficially own all of our outstanding common stock. Even assuming that the maximum number of Shares are sold in this Offering, our directors and executive officers will continue to own in excess of 71% of the Company’s voting securities. As a result, these persons have the ability to exercise control over most matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. Corporate action might be taken even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a change in control of our company that other stockholders may view as beneficial.

Failure to Satisfy the Minimum Offering Amount

We must raise gross proceeds of at least $1.5 million in this Offering in order for the Company to access any of the subscription funds. The Company cannot assure you that subscriptions to meet the minimum offering amount will be obtained. The Company has the right to terminate this Offering at any time, regardless of the number of Shares that have sold.

We currently have no plans to pay cash dividends for the foreseeable future.

We plan to retain earnings to finance future growth and have no current plans to pay cash dividends to shareholders. Any indebtedness that we incur in the future may also limit our ability to pay dividends. Because we may not pay cash dividends for the foreseeable future, holders of our securities will experience a gain on their investment in our Shares only in the case of an appreciation of value of our securities, which may or may not be readily realizable if our Shares are not readily marketable. You should neither expect to receive dividend income from investing in our Shares nor an appreciation in value.

This is not a Firm Underwritten Offering.

The Shares are being offered on a “best efforts” basis by the management of the Company. Accordingly, there is no assurance that we will sell the maximum number of Shares offered in the Offering, or any lesser amount.

If The Maximum Offering Is Not Raised, It May Increase the Amount of Long-Term Debt or the Amount of Additional Equity It Needs To Raise

There is no assurance that the maximum number of Shares in this Offering will be sold. If the maximum Offering amount is not sold, we may need to incur additional debt or raise additional equity in order to finance our operations. Increasing the amount of debt will increase our debt service obligations and make less cash available for distribution to our shareholders. Increasing the amount of additional equity that we will have to seek in the future will further dilute those investors participating in this Offering.

Investor Funds Will Not Accrue Interest While In Escrow Prior To Closing

All funds delivered in connection with subscriptions for the securities will be held in a non-interest-bearing escrow account until a closing of the Offering, if any. If we fail to hold a closing prior to [●] (which date may be extended at our option) (the “Termination Date”), investor subscriptions will be returned without interest or deduction. Investors in the securities offered hereby may not have the use of such funds or receive interest thereon pending the completion of the Offering.

There is No Public Trading Market for the Company’s Shares

At present, there is no active trading market for the Company’s securities and the Company cannot assure you that a trading market will ever develop for the Shares being offered hereby. If the Company’s securities ever publicly trade, they may be relegated to an OTC market that provides significantly less liquidity than the NASDAQ markets or stock exchanges. Prices for securities traded solely on the OTC market may be difficult to obtain and holders of the Shares may be unable to resell their securities at or near their original price or at any price. In any event, except to the extent that investors’ Shares may be registered on a Form S-1 Registration Statement with the Securities and Exchange Commission in the future, there is absolutely no assurance that Shares could be sold under Rule 144 or otherwise until the Company becomes a current public reporting company with the Securities and Exchange Commission and otherwise is current in the Company’s business, financial and management information reporting, and applicable holding periods have been satisfied.

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Any market that develops in our Shares will be subject to the “penny stock” regulations and restrictions pertaining to low priced stocks that would create a lack of liquidity and make trading difficult or impossible.

If the Shares do become eligible for trading, they may be traded in the over-the-counter market, which is commonly referred to as the OTC Pink as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

Rule 3a51-1 of the Exchange Act establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions that are not available to us. While we are offering the Shares in this Offering at an offering price greater than $5.00, it is possible that our Shares will be considered a penny stock. This classification severely and adversely affects any market liquidity for our Shares.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth the basis on which the broker or dealer made the suitability determination and that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also must be made about the risks of investing in penny stocks in public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell the Shares being offered in this Offering Circular, which may affect your ability to sell our Shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market, with a corresponding decrease in the price of our Shares.

Should Our Securities Become Quoted On a Public Market, Sales of a Substantial Number of Shares of Our Stock May Cause the Price of Our Stock to Decline

Should a market develop and our shareholders sell substantial amounts of our Shares in the public market, shares sold may cause the price to decrease below the current offering price. These sales may also make it more difficult for us to sell equity or equity-related securities at a time and price that we deem reasonable or appropriate.

The Offering Price for the Shares Offered Has Been Determined By the Company

The price at which the Shares are being offered has been arbitrarily determined by the Company. There is no relationship between the offering price and our assets, book value, net worth, or any other economic or recognized criteria of value. Rather, the price of the Shares was derived as a result of internal decisions based upon various factors including prevailing market conditions, our future prospects and our capital structure. These prices do not necessarily accurately reflect the actual value of the Shares or the price that may be realized upon disposition of the Shares.

You Should Be Aware Of the Long-Term Nature of This Investment

There is not now, and likely will not be, a public market, for the Shares. Because the Shares have not been registered under the Securities Act or under the securities laws of any state or non-United States jurisdiction, the Shares may have certain transfer restrictions. It is not currently contemplated that registration under the Securities Act or other securities laws will be affected. Limitations on the transfer of the Shares may also adversely affect the price that you might be able to obtain for the Shares in a private sale. You should be aware of the long-term nature of your investment in the Company.

The Shares In This Offering Have No Protective Provisions.

The Shares in this Offering have no protective provisions. As such, you will not be afforded protection, by any provision of the Shares or as a Shareholder in the event of a transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving the Company. If there is a “liquidation event” or “change of control” the Shares being offered do not provide you with any protection. In addition, there are no provisions attached to the Shares in the Offering that would permit you to require the Company to repurchase the Shares in the event of a takeover, recapitalization or similar transaction.

Compliance with the Sarbanes-Oxley Act of 2002 will require substantial financial and management resources.

Section 404 of the Sarbanes-Oxley Act of 2002 requires certain SEC-reporting companies to evaluate and report on its system of internal controls and, if and when we are no longer a “smaller reporting company,” will require that we have such a system of internal controls audited. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties and/or stockholder litigation. Any inability to provide reliable financial reports could harm our business. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.

Because we are a Canadian company, it may be difficult to serve legal process or enforce judgments against us.

We are incorporated and have our corporate headquarters in Canada. In addition, all of our officers and directors reside outside of the United States. Accordingly, service of process upon us may be difficult to obtain within the United States. Furthermore, because substantially all of our assets are located outside the United States, any judgment obtained in the United States against us, including one predicated on the civil liability provisions of the U.S. federal securities laws, may not be collectible within the United States. Therefore, it may not be possible to enforce those actions against us.

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In addition, it may be difficult to assert U.S. securities law claims in original actions instituted in Canada. Canadian courts may refuse to hear a claim based on an alleged violation of U.S. securities laws against us or these persons on the grounds that Canada is not the most appropriate forum in which to bring such a claim. Even if a Canadian court agrees to hear a claim, it may determine that Canadian law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Canadian law. Furthermore, it may not be possible to subject foreign persons or entities to the jurisdiction of the courts in Canada. Similarly, to the extent that our assets are located in Canada, investors may have difficulty collecting from us any judgments obtained in the U.S. courts and predicated on the civil liability provisions of U.S. securities provisions.

We are governed by the corporate laws of Québec, which in some cases have a different effect on shareholders than the corporate laws of Delaware.

We are governed by the Business Corporations Act (Québec), or the QBCA, and other relevant laws, which may affect the rights of shareholders differently than those of a company governed by the laws of a U.S. jurisdiction, and may, together with our charter documents, have the effect of delaying, deferring or discouraging another party from acquiring control of us by means of a tender offer, a proxy contest or otherwise, or may affect the price an acquiring party would be willing to offer in such an instance. The material differences between the QBCA and Delaware General Corporation Law, or the DGCL, that may have the greatest such effect include but are not limited to the following: (i) for material corporate transactions (such as mergers and amalgamations, other extraordinary corporate transactions or amendments to our articles), the QBCA generally requires a two-thirds majority vote by shareholders, whereas the DGCL generally only requires a majority vote; and (ii) under the QBCA, a holder of 5% or more of our common shares can requisition a special meeting of shareholders, whereas such right does not exist under the DGCL.

Our bylaws and certain Canadian legislation contain provisions that may have the effect of delaying or preventing certain change in control transactions or shareholder proposals.

Certain provisions of our bylaws and certain Canadian legislation, together or separately, could discourage or delay certain change in control transactions or shareholder proposals.

Our bylaws contain provisions that establish certain advance notice procedures for nomination of candidates for election as directors at shareholders’ meetings. The QBCA requires that any shareholder proposal that includes nominations for the election of directors must be signed by one or more holders of shares representing in the aggregate not less than 5% of the shares or 5% of the shares of a class or series of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented.

The Investment Canada Act requires that a non-Canadian must file an application for review with the Minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a “Canadian business” within the meaning of the Investment Canada Act, where prescribed financial thresholds are exceeded. Furthermore, limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition, or Commissioner, to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in our company. Otherwise, there are no limitations either under the laws of Canada or Quebec, or in our articles on the rights of non-Canadians to hold or vote our common shares.

Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to our shareholders.

No Guarantee of Return on Investment

There is no assurance that you will realize a return on your investment or that you will not lose your entire investment. For this reason, you should read this Form 1-A, Offering Circular and all exhibits and referenced materials carefully and should consult with your own attorney and business advisor prior to making any investment decision.

IN ADDITION TO THE RISKS LISTED ABOVE, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY THE MANAGEMENT. IT IS NOT POSSIBLE TO FORESEE ALL RISKS THAT MAY AFFECT THE COMPANY. MOREOVER, THE COMPANY CANNOT PREDICT WHETHER THE COMPANY WILL SUCCESSFULLY EFFECTUATE THE COMPANY’S CURRENT BUSINESS PLAN. EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN THE SECURITIES AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH ANALYSIS, AMONG OTHER FACTORS, THE RISK FACTORS DISCUSSED ABOVE.

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USE OF PROCEEDS

The maximum gross proceeds from the sale of our Class A Common Stock in this Offering is $20 million. We estimate that our net proceeds from the total maximum offering is expected to be approximately $18.2 million, after the payment of offering costs including, but not limited to, legal, accounting, marketing, consulting, selling and other costs incurred in the Offering, which include a deduction of 1% of the total gross proceeds for sales commissions payable to Dalmore on the Shares being offered. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ.

Assuming net Offering proceeds of $18.2 million, we currently expect to use the proceeds for the following:

●	$14.7 million for the acquisition of complementary franchise businesses in the children’s entertainment and/or education product or services markets which target similar end-markets as the existing Mad Science platform;
●	$2.5 million to fund the expansion of the existing franchisee network for our existing Mad Science, Crayola® Imagine Arts Academy and Loop Lab brands; and
●	$1.0 million to be used to fund working capital and for other general corporate purposes.

If the Offering raises the minimum offering amount ($1,500,000), representing 7.5% of the maximum offering amount, then we estimate that the net proceeds, after offering expenses of $225,000, would be approximately $1,275,000 and allocated as follows:

● $800,000 for the acquisition of complementary franchise businesses in the children’s entertainment and/or education product or services markets which target similar end-markets as the existing Mad Science platform;

● $300,000 to fund the expansion of the existing franchisee network for our existing Mad Science, Crayola® Imagine Arts Academy and Loop Lab brands; and

● $175,000 to be used to fund working capital and for other general corporate purposes.

If the Offering raises $10.0 million, representing 50% of the maximum offering amount, we estimate that the net proceeds, after offering expenses of $900,000, would be approximately $9.1 million and allocated as follows:

●	$7.0 million for the acquisition of complementary franchise businesses in the children’s entertainment and/or education product or services markets which target similar end-markets as the existing Mad Science platform;
●	$1.3 million to fund the expansion of the existing franchisee network for our existing Mad Science, Crayola® Imagine Arts Academy and Loop Lab brands; and
●	$800,000 to be used to fund working capital and for other general corporate purposes.

If the Offering raises $15.0 million, representing 75% of the maximum offering amount, we estimate that the net proceeds, after offering expenses of $1,350,000, would be approximately $13,650,000 and allocated as follows:

●	$10.9 million for the acquisition of complementary franchise businesses in the education services markets which target similar end-markets as the existing Mad Science platform;
●	$2.0 million to fund the expansion of the existing franchisee network for our existing Mad Science, Crayola® Imagine Arts Academy and Loop Lab brands; and
●	$750,000 to be used to fund working capital and for other corporate purposes.

The above-described expected use of net offering proceeds represents our current intentions based upon our present plans and business condition, and estimated offering expenses as of the date of this Offering Circular. Those estimates are subject to change. Our management retains broad discretion in the application of the net offering proceeds, and investors will be relying on the judgment of our management regarding the application of the net offering proceeds.

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DESCRIPTION OF OUR BUSINESS

Business

Mad Science Group Inc. was incorporated in Canada on August 16, 1993 and the name was changed on April 2, 2014. Our principal business address is 8360 Bougainville Street, Suite 201, Montreal, Quebec, Canada, H4P 2G1. We do business under the name “Mad Science”.

Our business activities include the granting of franchises establishing, developing and operating children’s science education and entertainment businesses which service Birthday Parties, After-School Programs, Pre-School Programs, Workshops, Camps and Special Events for children ages 3 to 12 years old (“Mad Science Franchise” or “Franchised Business”). We have offered a NASA branded after-school enrichment program since 2004, and the program was expanded in 2006 to include summer camps and birthday parties. We also offer Mad Science franchisees an opportunity to participate in the optional Schoolhouse Chess and Brixology, a LEGO® based program offering. We also may implement in the future programs for children’s enrichment services/products which are not necessarily science-based and which are optional for franchisees.

We strive to: (a) develop and maintain high and uniform operating standards based on the Mad Science core operating values; (b) increase the demand for the products sold by Mad Science Franchises; and (c) establish and maintain a reputation for offering uniform and high-quality products and services, ethical business practices and integrity.

Mad Science’s business model is to sell franchises and collect an up-front one-time franchise fee, renewal fees and, as applicable, transfer fees in addition to monthly product-related and royalty fees from each franchised territory.

We have offered Mad Science franchises since March 1995. As of March 31, 2021, we had 104 franchises in North America and 35 internationally. With a 30+ year track record as an operator of children’s entertainment and education programs, our brands and partnerships have served over 20 million children across 23 countries.

Each Mad Science Franchise is licensed to use a distinctive System (“System”). The distinguishing characteristics of the System include: (i) specially scripted and outlined interactive science activities for children; (ii) specially developed course materials; (iii) exclusively designed signage and materials; and (iv) the Mad Science Confidential Operations Manual, the Standard Operating Policies Manual and other written specifications/standards, methods for inventory and cost controls, record keeping and reporting, personnel management, purchasing, sales promotion, and advertising. We may change the System periodically.

All Mad Science franchises operate under the service marks, “MAD SCIENCE” and “MAD SCIENCE & DESIGN”, associated logos, commercial symbols and other trade names, service marks and trademarks designated by us as part of our System (collectively, the “Marks”).

Mad Science’s franchises target its services to the general public, but primarily to parents, schools for pre-kindergarten through sixth grade, pre-schools, recreational facilities, summer camps, scouting organizations, and other non-educational institutions involving children. The Mad Science Franchise will compete with other businesses offering children’s education and entertainment services. We believe the market for children’s education and entertainment services is developing.

Recently, we developed two new B2C revenue streams outside our franchise distribution channel: (i) a monetizable digital platform called “Kids Club” that offers educational and entertaining science and art content and is geared towards parents and educators who want to engage the interest of children in science and art through fun, entertaining and educational online programming; and (ii) an at-home experience delivered through a monthly subscription box under the “Loop Lab” brand. The first set of boxes is science themed. The next set will be art themed which we project will be launched in fiscal 2022. We market these new offerings primarily through social media channels, such as Facebook, Instagram and Twitter.

Also, we recently launched a new franchise concept centered around the arts, in collaboration with Crayola, under the brand “Crayola Imagine Arts Academy”. Similar to Mad Science, the Crayola Imagine Arts Academy business model is to sell franchises and collect an up-front one-time franchise fee, renewal fees and monthly product-related and royalty fees from each franchised territory.

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Proposed Corporate Restructuring

Assuming that the Offering raises the minimum offering amount, the Company and its affiliated companies will enter into a plan of reorganization such that the Company will become the holding company. What follows is a narrative description of the current corporate structure and the post-Offering structure.

●	Current Corporate Structure

We currently are a 100%-owned subsidiary of 3908160 Canada Inc., a Canadian corporation (“Parent”).

Mad Science Licensing Inc., a Canadian corporation (“MS Licensing”), is a wholly-owned indirect subsidiary of Parent. MS Licensing owns the Mad Science System and Marks and has licensed the Systems and Marks to us to grant franchises allowing for their use in the operation of Mad Science businesses.

Imagine Arts Academy, Inc., a Canadian corporation (“Imagine Arts Academy”), is 100%-owned by Parent and since 2019 has been in the business of granting franchises for children’s art enrichment businesses which service Birthday Parties, After-School Programs, Pre-school Programs, Workshops, Camps and Special Events for children ages 3 to 12 years old. Imagine Arts Academy has a license agreement with Crayola Inc. to market and brand the content it offers under the brand “Crayola Imagine Arts Academy”. The license agreement expires December 31, 2022. Imagine Arts Academy is a wholly-owned subsidiary of 2Inspire Kids Inc., a wholly-owned subsidiary of Parent.

XYZ Licensing Inc., a Canadian corporation (“XYZ Licensing”), a wholly-owned indirect subsidiary of Parent, owns the Imagine Arts Academy’s System and Marks and has licensed them to Imagine Arts Academy to grant franchises allowing for their use in the operation of Imagine Arts Academy businesses.

●	Corporate Structure Post Offering

Upon the successful closing of the Offering, Parent and the Company will enter into a merger agreement pursuant to which the Company will be the surviving entity. There will be no dilution to investors in the Offering as a result of this merger. The Company will become the direct holding company for all subsidiary companies as set forth below:

○	XYZ Licensing and MS Licensing will be merged and known as “2Inspire Licensing Inc.”;

○	2Inspire Kids Inc. will assign the ownership of Imagine Arts Academy to the Company;

○	2Inspire Kids Inc. will change its name to “Mad Science Inc.”

○	The Company will assign all of its franchise agreements to its wholly-owned subsidiary, Mad Science Inc.

○	We will create two new entities for retail-associated activities in the US and Canada, which will be wholly-owned subsidiaries of the Company and known as “2inspire Box USA” and “2inspire Box Canada”.

Upon the successful closing of the Offering, we will change our name to “2inspire Group, Inc.”

Mad Science Franchise Locations

As of March 31, 2021, Mad Science has a total of 140 Franchises worldwide, 104 of which are based in North America and 36 spread across Europe, Asia, the Middle East and South America.

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Whether delivered in person or virtually, Mad Science offers the following programs:

❖	Science Programs

We currently offer the following Mad Science programs:

●	After-school classes. We offer seven (7) different after-school programs. Each program is made up of between eight to twelve one-hour classes correlated to a typical science curriculum.

●	Workshops. Twenty-six (26) one-hour long in-school workshops. These workshops take place during school hours and are correlated to a typical science curriculum for that grade level, with accompanying teacher guides and student worksheets.

●	Pre-school workshops. Twenty-five (25) one-hour long pre-school workshops, each with a different science theme.

●	Camps. Eleven (11) different camps ranging from half-day to full-day camps and from 1- 5 days per week. Camps can based in schools or at other child-related venues. Camps explore various science concepts while working in an open, fun and engaging environment. The material covered each session varies depending on campers’ ages, experience, and skill level.

●	Birthday parties. Six (6) different science-themed birthday parties. Birthday parties can be held at the customer’s home or any other venue the customer chooses as well as online via our platform.

●	Special events. Seven (7) special events, general assembly large shows each with a duration of one hour.

The following are examples of our science programming:

a)	Brixology

This program features building projects using LEGO® bricks inspired by an engineering theme. The Brixology program allows children to explore multiple engineering fields, including mechanical, biomechanical, structural, aerospace, and nautical engineering while encouraging them to use critical thinking, cooperation, and creative problem-solving to test and improve creations using the Engineering Design Process. The Brixology program features an Engineering Design Challenge in each class which provides children with a problem to solve including constraints that must be considered, tests to perform and modifications to try.

The Brixology program provides children with an opportunity to extend the learning process at home with a take-home toy to reinforce the engineering themes and concepts discovered in each class. Other brick-based programs generally focus only on play with LEGO® bricks, while our Brixology program uses projects with LEGO® bricks to introduce engineering concepts and themes. Many other brick-based programs have children working in larger groups where some children may be left out of the building process and are expected to merely pick and sort. The Brixology program incorporates hands-on building and cooperation among all children.

We believe that our program distinguishes itself from other competing brick-based programs in that the Brixology program involves testing, re-testing and finalizing designs. Our program is also structured around unique, proprietary builds made with LEGO® bricks – these builds are not available in any other educational program or retail channel.

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b)	Academy of Future Space Explorers

Pursuant to a recently-executed “Space Act Agreement,”, NASA and Mad Science have teamed in an effort to spark the imagination of children and encouraging more youth to pursue careers in science, technology, engineering and math by launching the development of the “Academy of Future Space Explorers.”

This program leverages NASA research, missions and initiatives to develop fun and engaging space-themed activities for elementary school-aged children. Space-inspired activities have been integrated into Mad Science’s various enrichment initiatives, including after-school programs, birthday parties, summer camps and community events.

The Academy of Future Space Explorers will promote children’s curiosity about Earth, the moon, Mars and other planetary systems through creative, hands-on experiments and demonstrations. Participants will explore topics including: planets and moons; atmosphere and beyond; space phenomena; sun and stars; rocket science; space travel; space technology; and living in space.

c)	Crazy Chemworks

This hands-on lab-based science program focuses on a particular area of science through experimentation using different chemicals in a safe and secure environment. Children can learn to use safety goggles, change liquid to solid and back again, learn how to handle laboratory tools, build and break molecules, and learn about chemical changes. Children bring home items provided by the instructor so that they can build their own set of lab materials including a graduated cylinder, a beaker, a flask, a test tube and stand, pH paper, and a pipette. Class topics include:

○	Chem in a Flash

○	Dry Ice Capades

○	Glow Show

○	Junior Reactors

○	Lab Works

○	pH Phactor

○	Slime Time

○	Super Sticky Stuff.

Through these programs children can learn about light, make gooey slime, experiment with different reactions, and learn to use the tools that real chemists use.

❖	Schoolhouse Chess Program

Using the same philosophy as Mad Science, Schoolhouse Chess™ is an hour-long after-school enrichment program created to develop logical and critical thinking by making learning chess fun with a step-by-step curriculum that begins with the basic rules and extends through advanced strategies and tactics.

Included with the program are registration flyers, weekly take-home sheets, a portable chess set, and a certificate of completion. There are two levels: “Beginner” and “Intermediate.” Both levels operate during the same session - the instructor splits the time evenly between both groups during the hour. First, the lesson of the day is discussed for about 10-15 minutes. Then, the rest of the time is spent practicing the day’s lesson with the kids playing each other, while the instructor walks around answering questions and emphasizing the rules of the game.

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❖	At Home Loop Lab Science Subscription Box Program (B2C offering)

Launched in 2020, Loop Lab is a monthly subscription-based home-delivery service where we deliver boxes with up to 4 STEM activities, which we have developed in-house, directly to the consumer’s home. We operate Loop Lab outside our franchise system although our franchisees are permitted to offer this service in their markets as well.

Each box has a different “theme”. Examples of these themes include: (i) “Gross Science” – these are boxes filled with a variety of “ooey, gooey and gross” textures that children have fun using in different experiments detailed in the box; and (ii) “Spy Science” – these are boxes designed to allow the child to be a “super sleuth” by writing secret messages with their own invisible ink they make an using decoder glasses to find clues for “cracking the case” and finding the hidden treasure inside the locked safe. .

❖	Mad Science Kids Club Online Platform (B2C offering)

Recognizing the growing prevalence and acceptance of online learning among both children and their parents, we launched “The Kids Club” in 2020 to offer our target market education-oriented video games and activities. The Kids Club is an online platform for STEM activities for children ages 5-12 where families register online and subscribe for monthly subscriptions of multiple online activities such as STEM quizzes, coloring sheets, and experiment videos with accompanying instructional online written materials. The activities are developed in-house by our in-house research and development and art departments. We believe that The Kids Club can be a low-cost point of entry into the Mad Science brand. We operate The Kids Club outside our franchise system.

❖	Crayola® Imagine Arts Academy™ Program(s)

The Imagine Arts Academy operates a parallel franchise system with Mad Science under the brand “Crayola® Imagine Arts Academy”, has developed multiple arts programs. Crayola® Imagine Arts Academy™ programs are based on “art with purpose.” In 2018, Mad Science expanded the scope of the programs’ already diverse curriculum —available as camps, after-school programs and birthday parties— to offer lessons in design-based problem solving and real world topics such as cultural awareness and conservation efforts.

Whether delivered in person or virtually, Crayola® Imagine Arts Academy programs can be offered in the following manner:

●	Workshops. One-hour art workshops during school hours. A Crayola® Imagine Arts Academy instructor guides the students as they work on their art projects.

●	After-school classes. One hour, one day a week class held after school for 6-12 weeks.

●	Pre-school classes. Art workshops held in pre-schools for children of preschool ages.

●	Camps. Half-day to full-day camps from 1- 5 days per week during the summer or other vacation break. Camps operate from schools or other child-oriented venues. Camps explore various art concepts in more depth in an open, fun and engaging environment. The material covered each session varies based on students’ ages, experience, and skill level. In addition to the in-person camps, Crayola® Imagine Arts Academy programs are offers online camps which operate similarly to in-person camps and range from half day to full day camps, 1- 5 days per week. Campers can choose an art theme and then make projects and learn about arts and creative topics. Example: “Artist Passport” or “Design Thinking”.

●	Birthday parties. Art-oriented birthday parties led by a franchisee’s Crayola® Imagine Arts Academy instructor. Content designed to match the interest of the birthday celebrant. Programs take place at the customer’s home or other venue chosen to host the event, as well as online via our platform.

●	Special events. Crayola® Imagine Arts Academy franchisees operate other programs and workshops at religious facilities, fraternal lodges, child-related venues, private schools, pre-schools, and other suitable and appropriate venues, which often include parents, grandparents and all children in the family.

New Business Development Strategy in Government Funded STEM Enrichment Programs.

While the COVID-19 pandemic has, to date, had a negative impact on our business, it has also led to a dramatic growth in the K-12 Education Technology (“EdTech”) market size, expected to reach approximately $207.3 billion by 2026 at a compound annual growth rate (CAGR) of over 25%. We have identified significant funding opportunities for STEM enrichment and EdTech from various levels of governments in the U.S. looking to provide alternative and innovative public education programs. U.S. Federal and State governments are expected to significantly expand current levels of budget spending for STEM enrichment programming which lines up with the types of programs we and our franchisees currently offer.

Thus, in the second quarter of 2021 we strategically focused on pursuing government funded programs. We believe that our strong grass roots network, combined with our 30+ years of experience in the field delivering results and engaging STEM programming content, provided us with a definitive advantage over other EdTech and providers of learning enrichment programs to pursue such opportunities.

In the last quarter of 2021, our corporate-owned Mad Science franchise located in Chicago, Illinois submitted a bid to the Chicago Board of Education to deliver STEM workshops in Chicago Public Schools and in ____ was awarded a 2-year contract to provide STEM workshops in 520 elementary schools. The value of the contract is over $8 million. We believe that there are more than 100 other school markets which can be served by our franchisees to deliver this type of programming that, in addition to expanding their revenue base, could also provide them with leverage to grow our market presence.

Accordingly, we have begun building a business development strategy including, infrastructure, people and processes, to pursue these opportunities across our entire network of franchisees. We believe that government funded STEM programming will very quickly become a significant business driver over the next 5 years.

Mad Science Franchise-Related Fees

Franchise Fee

Upon execution of a franchise agreement, a franchisee is required to pay a one-time, non-refundable franchise fee, generally in the amount of $25,000, in consideration of being granted an exclusive right to operate the franchise in a designated territory containing no fewer than 100,000 children. We may permit a franchisee to acquire additional territories or a territory with more children. In those instances, the parties will negotiate an increased franchise fee. Within the United States, the number of children in a territory is based on the elementary school population of public and private schools obtained from the United States Department of Education National Center for Education Statistics and occasionally from the census bureau and state governments for more detailed information on ages and grade levels. The initial Franchise Fee is non-refundable under any circumstances.

Other Fees

●	The Franchisee must also pay a non-refundable Application Fee of $1,000 which is credited against the initial Franchise Fee due for the territory upon acceptance.

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●	Franchisees must purchase a start-up equipment package (“Original Equipment Package” or “OEP”) from us containing the items necessary to initially market and conduct the franchised parties, programs, classes, and related events. The OEP includes program materials such as party kits and science equipment including:

	*	Products for three (3) After-School programs, with an initial supply of 9,650 branded products
	*	Products for two (2) different Birthday Parties
	*	Products for two (2) different Special Events
	*	Professional lab-ware, sturdy carrying cases, lab coats and a Mad Science retractable banner

The OEP costs $28,000, is non-refundable, and is payable on signing of the Franchise Agreement.

●	If a franchisee chooses to participate in the optional Schoolhouse Chess program, there is an additional non-refundable program fee of $10,000. The franchisee must purchase a product package specifically for use with this program costing approximately $5,000. The product package includes magnetic chess sets, chess pieces, vinyl chess boards, giant chess boards, tripods, chess demonstration boards, carrying bags, vests, books and posters. The magnetic chess sets are purchased from us at a cost of approximately $1,620, and this amount is non-refundable. The remaining items are purchased from approved suppliers and subject to their respective refund policies.

●	If a franchisee chooses to participate in the optional Brixology program, it must purchase equipment and branded products specifically for use with this program costing approximately $5,000.

Royalty/Transfer Fees

●	A royalty fee of 8% of monthly gross revenues is payable monthly on or before the 10th day of each subsequent month.
●	Transfer Fee of $10,000 per Territory paid at time of transfer.

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Renewal Fee

A renewal fee of $5,000 per Territory is payable at the time of renewal. Renewals may be subject to conditions and restrictions. We may require an advance payment in an amount we determine towards the purchase of updated equipment and products necessary to meet our current System standards.

Management Fee

In those limited circumstances where we deem it necessary or are required to assume responsibility for operating a franchised business, we receive a management fee equal to 10% of the business’ monthly gross revenues in addition to payment of other franchise-related expenses and the monthly royalty fees.

Marketing and Advertising Fees

Currently, we provide all content needed to produce marketing materials used by franchisees for local advertising. Our franchisees may also be required to purchase marketing and advertising materials from designated suppliers for certain optional programs we offer. Franchisees may use their own marketing and advertising materials which have been approved by us.

In the first two years of operation, franchisees are required to spend at least $3,000 per year on advertising and promotion, and for every year thereafter, the greater of (i) $3,000 or (ii) 3% of the gross revenues earned by the franchisee in the prior fiscal year. We recommend that at least $1,000 of the first year’s advertising requirement be met in the first three months of operation. The Company reserves the right to request confirmation of expenditures, and to either direct the franchisee to spend all or part of these funds in a particular manner or to pay all or part of the funds to the Company for advertising and marketing uses. Expenditures toward the National Marketing Fund Contribution and Marketing Access Fee (below) count toward fulfillment of the advertising expenditure requirement.

National Marketing Fund Contributions

The Company has established a National Marketing Fund for the purposes of promoting and enhancing the overall franchisee program and its trademarks. Franchisees (in the United States only) are currently required to contribute the greater of $2000 or 2% of the franchisees’ gross revenue from the prior year. This fee is subject to change at the Company’s discretion. We use the National Marketing Fund to create system-wide marketing initiatives. We provide our franchisees with reports of National Marketing Fund expenditures at least annually. We also are entitled to charge franchisees a Marketing Access Fee (currently $100/mo.) to be spent at our discretion to offset some of our expenses in providing marketing services to franchisees.

Payments of the Marketing Access Fee and National Marketing Fund contributions count toward fulfillment of the advertising expenditure requirement.

Franchise Disclosure Document

Under US federal law, the Company is required to (a) prepare a franchise disclosure document (“FDD”) including federally mandated information, (b) provide each prospective franchisee with a copy of the FDD, and (c) wait 14 calendar days before entering into a binding agreement with the prospective franchisee or collecting any payment from any prospective franchisee. Federal law does not regulate the franchise relationship or require any filing or registration of the FDD on the part of a franchisor. The Company is also required to comply with certain state regulations in connection with the offer and sale of franchises, including the requirement to submit the FDD for registration with a number of states before offering or selling franchises within those states. The states requiring registration of the FDD are: California, Hawaii, Illinois, Indiana, Kansas, Maryland, Minnesota, New York, Rhode Island, South Dakota, Virginia, Washington and Wisconsin. In these states, state regulatory agencies review the FDD to confirm compliance with state statutory requirements. These state agencies can deny registration of the FDD if they determine that the FDD fails to meet state statutory requirements. If a state denies the issuance of an effective registration, a franchisor is prohibited from offering or selling franchises in that state. Furthermore, Mad Science files for exemption of registration in order to sell franchises in the states of Florida, Michigan, Kentucky, Nebraska and Texas. The Mad Science FFD describes the terms and conditions on which we currently offer franchises in the aforementioned state(s).

The Company is subject to various legal requirements requiring disclosure in the other countries where it offer franchises as well.

Industry-Specific Laws and Regulations

Due to the extensive contact that Mad Science Franchise instructors have with children, the franchisee must conduct criminal record checks on all instructors employed by the Mad Science Franchise as prescribed by applicable law. Other than these requirements, we do not believe that the Mad Science Franchise is subject to any industry-specific laws and regulations beyond those affecting business generally. It is the Franchisee’s sole responsibility, on an ongoing basis, to investigate and satisfy all local, state and federal laws, regulations and ordinances since they vary from place to place and can change over time.

MSG Competition

Although Mad Science pioneered the children’s enrichment educational programming for afterschool programs, we believe there are now multiple other companies franchising a model similar to ours, below are a few of them:

-	Engineering for Kids
-	Young Engineers
-	Challenge Island
-	Briks 4 Kidz (Creative Learning Corporation CLCN.OB)
-	STEM Kids
-	Sew Fun Studios (Creative Learning Corporation CLCN.OB)

Mad Science Franchise Sales Process

Initial contact between a potential franchisee and the Company may result from a potential franchisee contacting the Company, either by phone or electronically. After initial contact, one of the Company’s internal sales representative’s interviews the prospective franchisee (the “candidate”) to determine whether the candidate may make a successful franchisee. If the sales representative determines that the candidate may make a successful franchisee, the candidate submits a prospective franchisee information form (“PFI”) and a questionnaire for consideration (“PQQ”). Upon receipt of the PFI and PQQ, the candidate is emailed a copy of the Company’s franchise disclosure document for review. The sales representative and Legal Department review the franchise disclosure document with the candidate and answers any questions concerning the franchise and the franchise agreement. The Company does not provide projections of a franchise’s financial model or performance to prospective franchisees.

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The Company reviews the candidate’s PFI and PQQ, and if they are approved to be a franchisee and assuming the candidate has cleared the initial criminal and personal background check and remains interested in operating one of the Company’s franchises, the candidate is invited to attend a “Discovery Day” held at the Mad Science’s headquarters, or in some instances at another location, during which representatives of the Company and the candidate meet face to face. Since March 2020, the Discovery Days have been held online as a result of the COVID pandemic.

If the Company determines that the candidate meets its objectives for the franchise, once the required disclosure waiting period has expired, the parties execute a franchise agreement.

If a franchisee is not successful, the Company may terminate the franchise agreement by providing notice to the franchisee or repurchasing the franchise from the franchisee. Until the Company provides a notice of termination or repurchases the franchise and terminates the franchise by mutual agreement, the Company considers the franchise to be active.

Government Regulation

The offer and sale of franchises is regulated by the Federal Trade Commission (the “FTC”) and some state governments.

In 1979, the FTC promulgated what became known as the FTC Franchise Rule. The FTC Franchise Rule requires that the franchisor provide a FDD to each prospective franchisee prior to execution of a binding franchise agreement or payment of money by the prospective franchisee. The FTC Franchise Rule does not regulate the franchise relationship or require any filing or registration on the part of a franchisor.

However, the FTC Franchise Rule does not preempt state law and, as a result, states may (and, some have) impose additional requirements on franchisors. For example, the following states require franchisors (i) to register their franchise offerings (or qualify for an exemption) with the state prior to the offer and sale of franchises in the state, and (ii) subject to certain exemptions, to provide all prospective franchisees with a registered FDD prior to the offer and sale of a franchise in the state: California, Hawaii, Illinois, Indiana, Maryland, Michigan, Minnesota, New York, North Dakota, Rhode Island, South Dakota, Virginia, Washington and Wisconsin (the “Franchise Registration States”). The registration process is not uniform in each Franchise Registration State. Most Franchise Registration States require the franchisor to submit an application, which includes a FDD, in order to register to sell franchises within that state. Many, but not all, of the state regulatory agencies in the Franchise Registration States review the franchisor’s registration application, the FDD, the proposed franchise agreement and any other agreements franchisees must sign, the financial condition of the franchisor, and other material information provided by the franchisor in its application. These state agencies have the authority to deny a franchisor’s application for registration and prohibit the franchisor from offering or selling franchises in the state.

In addition, there are numerous states that have laws that regulate the relationship between a franchisor and a franchisee after the sale of the franchise.

Under the FTC Franchise Rule, the FTC has the authority to seek civil penalties against a franchisor for violations of the FTC Franchise Rule. Each of the Franchise Registration States has similar authority to seek penalties for violations of their state franchise registration and disclosure laws. Violations may include offering or selling an unregistered franchise, failing to timely provide the disclosure document to a prospective franchisee or making misrepresentations in the FDDs. Additionally, officers, directors and individuals with management responsibility for the franchisor may have personal liability for violations of franchise laws if they had knowledge of (or should have had knowledge of) or participated in the violations.

There is no direct, private right of action for a violation of the FTC Franchise Rule. However, most of the Franchise Registration States provide for a private right of action for a violation of the state’s franchise registration and disclosure law. Remedies available under these laws typically include damages, rescission of the franchise agreement and attorneys’ fees.

Properties

Our 22,500 square foot office space in Montreal, Quebec serves as our headquarters. The monthly lease rate is approximately $17,500 and the term runs through December 31, 2023. The landlord for our headquarters is an entity owned 100% by Ariel Shlien, Ron Shlien and Shafik Mina, officers and directors of the Company.

General

Mad Science currently operates the following three (3) territories as corporate-owned locations:

●	Mad Science of North Boston;

●	Mad Science of Chicago; and

●	Mad Science of Minnesota.

As of September 1, 2021, Mad Science has 30 employees working at the Company’s head office in Montreal.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes and other financial information appearing elsewhere in this Offering Circular. Some of the information contained in this discussion and analysis or set forth elsewhere in this Offering Circular, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this Offering Circular, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

The Company was incorporated in Canada in 1993 and our principal business address is 8360 Bougainville Street, Suite 201, Montreal, Quebec, Canada, H4P 2G1. We do business under the name “Mad Science”. We have offered Mad Science franchises since March 1995. As of the end of our last full fiscal year, we had 104 franchises in North America and 35 internationally. With a 30+ year track record as an operator of children’s entertainment and education, our brands and partnerships have served over 20 million children across 23 countries.

We have developed and offer our franchisees children’s science education and entertainment programs for Birthday Parties, After-School Programs, Preschool Programs, Workshops, Camps and Special Events for children ages 3 to 12 years old. We have offered a NASA branded after-school science enrichment program since 2004 and which was expanded in 2006 to include summer camps and birthday parties. We also offer Mad Science franchisees the opportunity to participate in our optional Schoolhouse Chess programming and Brixology, a LEGO® based program offering. In the future, we may develop and offer programs for children enrichment services/products which are not science-based.

The Company generated revenues for the fiscal years ended March 31, 2021 (“FY 2021”), 2020 (“FY 2020”) and 2019 (“FY 2019”) of $1,065,000, $4,621,000 and $5,049,000, respectively. During FY 2021, the Company experienced a decline in revenue attributable directly to the COVID-19 pandemic. Despite the revenue loss in our franchise network, we have not seen a significant reduction in the overall number of franchises compared to previous years. We believe that this demonstrates the strong resilience of our business model, its ability to quickly scale down and adjust and the overall financial health of our franchise community. Almost all of the franchises that did close during FY 2021 were operated by franchisees we had identified as low performers prior to the pandemic.

The Company’s royalty fee revenue decreased to approximately $695,000 in fiscal year 2021 from approximately $2,685,000 in the prior year, a decrease of approximately $1,990,000 (74%), primarily due to COVID-19. Operating expenses decreased overall in fiscal year 2021 as compared to fiscal year 2020 with a 54% decrease year over year due primarily to the reduction of employee headcount, reduced compensation of key management, and the COVID-19 pandemic which caused us to temporarily reduce the resources allocated to our development initiatives. The Company had a net loss of approximately $1,199,000 in fiscal year 2021, compared to a net loss of approximately $114,000 in the prior year. The higher loss was primarily due to the impact of COVID-19 on our franchisees’ business operations.

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Results of Operations

The following lists represent the Company’s worldwide franchise community including variance over the last 3 fiscal years;

Number of US Mad Science Franchises
Fiscal Year	Franchises at start of Year	Franchises Opened	Franchises Closed/Ceased Operations	Outlets at End of Year
April 1 2018-March 31 2019	83	1	1	83
April 1 2019-March 31 2020	80	3	3	80
April 1 2020- March 31 2021	80	2	2	80

Number of Canadian Mad Science Franchises
Fiscal Year	Franchises at start of Year	Franchises Opened	Franchises Closed/Ceased Operations	Outlets at End of Year
April 1 2018-March 31 2019	21	1	0	22
April 1 2019-March 31 2020	22	0	0	22
April 1 2020- March 31 2021	22	2	0	24

Number of International Mad Science Franchises
Fiscal Year	Franchises at start of Year	Franchises Opened	Franchises Closed/Ceased Operations	Outlets at End of Year
April 1 2018-March 31 2019	36	2	0	38
April 1 2019-March 31 2020	38	0	0	38
April 1 2020- March 31 2021	38	0	3	35

Total # of MS Franchises Worldwide	2019	143
	2020	140
	2021	139

Material changes of items in the Company’s Statement of Operations for the fiscal year ended March 31, 2021 as compared to the prior year are discussed below.

Initial franchise fees, Royalty fees and Merchandise sales (in 000s)

		Fiscal year Ended
		(rounded to $1,000)
	Increase/	March 31,	March 31,
Item Description	Decrease	2021	2020	Amount	Change %
Franchise initial fees	Decrease	$80	$159	$(79)	(50)%
Franchise royalties	Decrease	$689	$2,685	$(1,996)	(74)%
Franchise merchandise sales	Decrease	$279	$1,667	$(1,388)	(83)%
Other income	Decrease	$17	$110	$(93)	(85)%
Total Revenues	Decrease	$1,065	$4,621	$(3,556)	(77)%

The Company’s revenue for the fiscal years ended March 31, 2021, 2020 and 2019 was approximately $1,065,000, $4,621,000 and $5,049,000 respectively. The primary cause of the decrease in initial franchise fees in fiscal 2021 was due to the interruption of new franchise sales in fiscal 2021 as a result of the COVID-19 pandemic. The primary cause of the decrease in royalties and merchandise revenue was the interruption of normal franchisee operations because of the COVID-19 pandemic.

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Operating Expenses

Total operating expenses for the comparable periods ended March 31st, 2021 and 2020 were approximately $1,708,000 and $3,705,000, respectively, a decrease of approximately $1,997,000.

		Fiscal year Ended
		(rounded to $1,000)
	Increase/	March 31,	March 31,
Item Description	Decrease	2021	2020	Amount	Change %
Salaries & employee benefits	Decrease	$544	$2,275	$(1,731)	(76)%
Franchise program & system development	Decrease	$69	$250	$(181)	(72)%
Professional & Consulting fees	Decrease	$319	$431	$(112)	(26)%
Selling expenses	Decrease	$131	$337	$(206)	(61)%
All other G&A expenses	Increase	$645	$412	$233	57%
Total operating expenses	Decrease	$1,708	$3,705	$(1,997)	(54)%

The changes in significant operating expenses are explained as follows:

The Company incurred salaries and other payroll-related expenses for the fiscal years ended March 31, 2021, 2020 and 2019 of approximately $544,000, $2,275,000 and $2,089,000, respectively. The decrease in 2021 compared to 2020 in total payroll expenses is primarily due to the reduction of both employee headcount, reduced compensation of key management offset by government COVID-19 related subsidy program to offset revenue loss due to the COVID-19 pandemic.

The Company incurred expenses in franchise program and system development for the fiscal years ended March 31 2021, 2020 and 2019 of approximately $69,000, $250,000 and $276,000, respectively. The decrease in 2021 compared to 2020 in such expenses is primarily due to the COVID-19 pandemic which caused us to temporarily reduce the resources allocated to our development initiatives.

The Company incurred general selling expenses for the fiscal years ended March 31 2021, 2020 and 2019 of approximately $131,000, $337,000 and $234,000, respectively. The decrease in 2021 compared to 2020 in selling expenses is primarily due to the suspension of all tradeshows due to COVID-19 related restrictions on in-person gatherings.

The Company incurred professional, legal and consulting fees for the fiscal years ended March 31 2021, 2020 and 2019 of approximately $319,000, $431,000 and $479,000, respectively. The decrease in 2021 compared to 2020 in professional, legal and consulting expenses is primarily due to the higher legal costs incurred in FY 2020 and FY 2019 in connection with setting up the operational and legal infrastructure that allowed the Company to transition from a single brand offering to a house of brands.

Liquidity and Capital Resources

Despite the loss incurred during the current year, the Company has sufficient cash on hand to cover its expected expenses for at least the next 12 months.

The recent COVID-19 outbreak has been declared a pandemic by the World Health Organization, has spread to the United States and many other parts of the world and has adversely affected our business operations, employee availability, financial condition, liquidity and cash flow and the length of such impacts are uncertain.

Whereas vaccines are being rolled out in most of our franchise markets, rollout time varies from country to country, there remains a sizeable percentage of the population unvaccinated, and we have witnessed the emergence of COVID-19 variants. As such, related government and private sector responsive actions have and will continue to adversely affect our business operations. It is impossible to predict the effect and ultimate impact of the COVID-19 pandemic as the situation continues to evolve.

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The spread of COVID-19 has caused public health officials to recommend precautions to mitigate the spread of the virus, including warning against congregating in heavily populated areas, such as malls and shopping centers. Among the precautions has been the closure of a substantial portion of the schools in the United States, which has adversely impacted our royalty revenue from franchisees and our ability to sell new franchises. While there have been recent pronouncements by government officials, particularly in the United States, about the “re-opening” of many parts of the economy, including schools and other venues for social gatherings, there remains significant uncertainty around the breadth and duration of school closures and other business disruptions related to COVID-19, as well as its future impact on the U.S. and global economy. The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions taken to contain it or treat its impact. We have asked our corporate employees whose jobs allow them to work remotely to do so for the foreseeable future. Such precautionary measures could create operational challenges, as we adjust to a remote workforce, which could adversely impact our business.

We had cash flows used in operating activities of approximately $209,000 for the year ended March 31, 2021 compared to cash flows used by operating activities of approximately $422,000 for the year ended March 31, 2020. The decrease in cash flows used by operating activities for fiscal 2021 compared to fiscal 2020 relates primarily to the initiatives we deployed to improve our working capital.

We had cash flows used by investing activities of approximately $680,000 in fiscal 2021 compared to cash flows provided by investing activities of approximately $55,000 in fiscal 2020. The decrease in cash flows provided by investing activities was primarily due to higher investments in companies under common control.

We had cash flows provided by financing activities of approximately $1,018,000 in fiscal 2021 compared to cash flows provided by financing activities of approximately $140,000 in fiscal 2020. The increase in cash flows provided financing activities was primarily due to a loan obtained from the Business Development Bank of Canada ($600,000 in CAD, approximately $450,000 in USD), which also included a capital injection of $300,000 from the shareholders as part of the loan terms. The loan matures on June 21, 2023 and bears interest at a floating rate of base rate minus 1.75% per year, payable monthly commencing on October 21, 2020. The principal amount is payable in 23 monthly installments of $10,000 CAD and a final payment on the maturity date of $370,000 CAD. Each year, the Company may prepay the loan for up to 15% of the outstanding principal amount without indemnity.

The Company is dependent upon trade sales, franchise sales and royalty fees to continue current business operations and liquidity.

Material changes of items in the Company’s Statement of Operations for the six months ended September 30, 2021 compared to the 6 months ended September 30, 2020 are discussed below.

Initial franchise fees, Royalty fees and Merchandise sales (in 000s)

		Six months ended
		(in $000s)
	Increase/	Sept 30,	Sept 30,
Item Description	Decrease	2021	2020	Amount	Change %
Franchise initial fees	Increase	$68	$40	$28	69%
Franchise royalties	Increase	$1,021	$298	$723	243%
Franchise merchandise sales	Increase	$298	$169	$129	76%
Other income	Increase	$54	$8	$46	589%
Total Revenues	Increase	$1,441	$515	$926	180%

The Company’s revenues for the six months ended September 30, 2021 and 2020 were $1,441,000 and $515,000 respectively. The revenue increase was driven primarily by the significant business recovery from our franchise community as a result of the aggressive deployment of the COVID-19 vaccines to the general population in our franchisee markets. The business recovery began gradually during the April to June 2021 period as the vaccines were gradually deployed to younger age groups, but the majority of the global business recovery took place over the subsequent three 3 months when the vaccination levels reached higher levels in many our franchisees’ markets.

Operating Expenses

Total operating expenses for the comparable six months periods ended September 30, 2021 and 2020 were approximately $831,000 and $656,000, respectively. A breakdown of those operating expenses follows:

		Six months ended
		(in $000s)
	Increase/	Sept 30,	Sept 30,
Item Description	Decrease	2021	2020	Amount	Change %
Salaries & employee benefits	Increase	$421	$253	$168	66%
Franchise program & system development	Decrease	$28	$41	$(13)	(32)%
Professional & Consulting fees	Decrease	$119	$133	$(14)	(11)%
Selling expenses	Increase	$109	$37	$72	195%
All other G&A expenses	Decrease	$139	$192	$(53)	(28)%
Total operating expenses	Increase	$831	$656	$176	24%

The changes in significant operating expenses are explained as follows:

The Company incurred salaries and other payroll-related expenses for the six months ended September 30, 2021 and 2020 of approximately $421,000 and $253,000 respectively. The increase in 2021 compared to 2020 in total payroll expenses is due primarily to the rehire of laid off employees and the hire of new employees as we continue the process of rebuilding an efficient operational infrastructure in light of the significant business recovery.

The Company incurred general selling expenses for the six months periods ended September 30, 2021 and 2020 of approximately $109,000 and $37,000, respectively. The increase in selling expenses in the current six month period ended on September 30, 2021 is mainly driven by the increase of our franchise sales initiatives, such as the participation in tradeshows and online advertising. Such initiatives were temporarily suspended during the comparable six month period in 2020 due to the COVID-19 pandemic.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on the Company’s financial condition, changes in financial condition, and results of operations, liquidity or capital resources.

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Critical Accounting Policies

General

Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles. The preparation of our consolidated financial statements requires management to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, net sales and expenses and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We describe in this section certain critical accounting policies that require us to make significant estimates, assumptions and judgments. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are uncertain at the time the estimate is made and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. Management believes the following critical accounting policies reflect its most significant estimates and assumptions used in the preparation of the consolidated financial statements.

United States Currency

The company is a Canadian company. The Canadian dollar is the currency used by the company. The financial information disclosed in this document has been converted to United States Dollars.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, the Corporation’s policy is to disclose bank balances under cash and cash equivalents, including bank overdrafts with balances that fluctuate frequently from being positive to overdrawn.

Revenue Recognition

Revenue is accounted for when there is persuasive evidence that an arrangement exists, the goods have been received by the client, the price is fixed or determinable and collection is reasonably assured.

Trade sales are accounted for when there is persuasive evidence that an arrangement exists, the goods have been received by the client, the price is fixed or determinable and collection is reasonably assured.

Continuing Franchise Fees - Royalties:

Royalties are based on specified percentages of franchisee gross sales and are recognized when sales have occurred.

Initial Franchise Fees:

Revenue from initial franchise fees relating to the sale or the renewal of an individual franchise or an area franchise would ordinarily be recognized when all material conditions relating to the sale or renewal have been substantially performed by the franchisor. Substantial performance is considered to have occurred when:

●	The franchisor has performed substantially all of the initial services required by the franchise agreement or volunteered by the franchisor as a result of normal business practice;

●	The franchisor has no remaining obligation or intent - by agreement, industry practice, or legislation - to refund amounts received or forgive unpaid amounts owing; and

●	There are no other material unfulfilled conditions affecting completion of the sale.

Finance charges are recognized at the point that the Company has earned this right to consideration through its performance under the franchise agreement.

Accounts Receivable

Trade accounts receivable are valued at estimated realizable value. Uncollectible accounts are charged directly to expenses based upon management analysis.

Inventory

Inventory is measured at the lower cost and net realizable value, with cost being determined using the weighted average cost method. Net realizable value is the estimated selling price in the ordinary course of business, less the costs of completion and costs necessary to make the sale. When the reversal of previously written down inventory is recognized, this reversal is recognized in net income. The cost of inventory includes the purchase price and other costs directly attributable to the acquisition of finished goods.

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Foreign Currency Transactions

Monetary assets and liabilities are translated at the rate of exchange in effect at year end. Other assets and liabilities are translated at their historic rates. Items appearing in the income statement are translated at average year rates. Exchange gains and losses are included in the income statement.

Fixed Assets

Fixed Assets are accounted for at amortized cost. Amortization is based on their estimated useful life using the following methods and rates:

Computer equipment	30%	Diminishing Balance Method
Furniture and Equipment	20%	Diminishing Balance Method
Leasehold Improvements	5 years	Straight-Line Method

Impairment of Long-Lived Assets

Capital assets subject to amortization are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognized when the carrying amount of the asset exceeds the sum of the undiscounted cash flows resulting from its use and eventual disposition. The impairment loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

Use of Estimates

Financial statements prepared in accordance with accounting principles generally accepted in the United States of America required management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The main estimates relate to the net realizable value of inventory, impairment of financial assets, the useful life of capital assets, and foreign currency translation.

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Income Taxes

The Company uses the taxes payable method of accounting for income taxes. Under this method, the Company reports as an expense (income) for the period only, the cost (benefit) of current income tax payable determined in accordance with the rules established by taxation authorities. Current income taxes, to the extent unpaid or recoverable, are recognized as a liability or asset.

Deferred Franchise Fees

Deferred franchise fees are the initial and renewal franchise fees paid by the franchisees, and relate to future services that will be rendered by the Company. They are amortized using the straight-line method over the term of the franchise agreement and are recorded in revenue from operations.

Advertising

The Company’s policy is to expense advertising costs as the costs are incurred.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s executive officers and directors are listed below. The executive officers, other than Ariel Shlien and Ron Shlien who devote less than 20% of their working hours to the Company, are full-time employees.

Name	Position	Age	Date Appointed to Current Position
Executive Officers
Ariel Shlien	Chief Executive Officer	51	Appointed to indefinite term March 26, 2012
Ron Shlien	Chief Innovation Officer	50	Appointed to indefinite term March 26, 2012
Shafik Mina	President	49	Appointed to indefinite term of office December 10, 2013
Sharon King	VP - R&D and Operations	50	Appointed to indefinite term of office August 5, 2016
Julien Magnan	Director of Finance	37	Appointed to indefinite term of office January 4, 2021
Directors
Ariel Shlien	Co-Founder and Director	51	Appointed to indefinite term March 26, 2012
Ron Shlien	Co-Founder and Director	50	Appointed to indefinite term March 26, 2012
Shafik Mina	President and Director	49	Appointed to indefinite term December 10, 2013

Ariel Shlien, Co-founder, CEO and Director

Ariel Shlien co-founded Mad Science Group at age 15 and helped the Company become one of the leading science enrichment service providers with franchised offices in 200+ major North American markets and 28 countries overseas. Ariel stepped down as President of Mad Science in 2005 and turned over management of Mad Science to a professional management team. Ariel remains as a major shareholder, CEO and director of Mad Science. Ariel currently serves as the CEO of SureFire Capital, a holding company with operating businesses across various industries. Ariel is also the Founder of the Personal Investment Network within YPO (formerly known as Young Presidents Organization) as well as a global investment club with approximately 1,000 members (institutions, family offices or high net worth (HNW) individuals). Ariel graduated Faculty Scholar from McGill University in Montreal, Quebec with a degree in Business Management. He is a Fellow of the Dobson Institute of Entrepreneurial Studies, a Toastmaster (CTM), a member of the Quebec Chapter of YPO, and has served on YPO Quebec’s Board since 2010. Ariel has received numerous business and industry awards including Ernst and Young Entrepreneur of the Year and the Business Development Bank of Canada’s Entrepreneur of the Year. Ariel has been a speaker at McGill University and Youth Employment Services of Montreal and has been featured in such media as CNN, The New York Times, The Wall Street Journal, Success Magazine, The Globe and Mail and USA Today.

Ron Shlien, Co-Founder, Chief Innovation Officer and Director

Ron Shlien co-founded Mad Science Group with his brother, Ariel. As Chief Innovation Officer, Ron’s primary responsibilities include providing guidance on future innovative development and technology. Ron is a member of Tiger21, a peer-to-peer learning network for high-net-worth investors, contributing for nearly a decade as an advisor. Ron’s philanthropy also extends to child-related charities. He has a special relationship and active role within the Juvenile Diabetes Research Foundation. Ron is a recipient of the prestigious Meritorious Service Medal from Canada’s Governor-General, her Excellency Julie Payette, for having co-founded Mad Science. This medal recognizes Canadians for exceptional deeds that bring honor and pride to Canada.

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Shafik Mina, President and Director

A passionate entrepreneur, Shafik is President and Co-Owner of the Mad Science Group and Co-Founder of 2inspire and Crayola Imagine Arts Academy. Shafik joined Mad Science Group as in-house counsel in June of 2009. In 2012 he was named President and in 2016 he became Co-Owner. Having conducted business in over 30 countries, his business background and entrepreneurial experience allows him to bring a highly valued and pragmatic approach to his role as President. Outside of his career, Shafik is a business mentor and a value investor for a handful of innovative startups, as well as a dynamic presenter on a variety of business topics. Shafik started his career at 19, by successfully launching and operating two companies in the food industry. He then earned his law degrees and practiced at a top tier national Canadian law firm, before joining Mad Science. Shafik holds a Bachelor Degree with Honors in Political Science, a Juris Doctorate in Common Law and a Bachelor in Civil Law. He is a member of the Quebec Bar and the Law Society of Upper Canada. Throughout his career Shafik received numbers awards and recognitions; mostly recently he was selected to participate in the Governor Generals Leadership Conference.

Sharon King, VP - R&D and Operations

Sharon has over 24 years of experience in children’s educational program development. She joined Mad Science Group Inc. in August 1996 as the company’s first program developer. As creative head for the Research and Development team, Sharon combines her science education expertise with a passion for engaging kids’ imaginations and her solid understanding of the Mad Science business in a global network. As long-term member of Mad Science, she understands the skills and resources needed for the growth of the franchise system. Having managed a team consisting of local and outsourced employees and working with a grassroots-based network of franchisees, the education community and the corporate world, she is a proven project manager in the education and business sectors. She currently supports two teams as Vice President of Research and Development and Franchise Operations. Outside of work, she is a leader in local community groups including Girl Guides of Canada, mentoring young girls in leadership and community service.

Julien Magnan, Director of Finance

Julien is a Chartered Professional Accountant registered with the CPA Quebec Order with a 10+ years’ professional career in Finance. He joined The Mad Science Group in 2021. Previously, he held management roles in a global pharmaceutical corporation and in a private equity firm. Julien brings to the Company strong leadership in Finance as his previous experience was focused on fast growth management, developing organic growth initiatives, and integrating new business acquisitions. Over the course of his professional career, Julien acted as a leader on 10+ M&A transactions in Canada, US and Europe. Julien graduated from the Chartered Accountant program in HEC Montréal, after which he went to work at Deloitte. While Julien spent most of his professional career at global corporations, he also dedicated his time to his local community by acting as a member of the Board of Directors of small local businesses and non-profit organizations for more than 7 years.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Named Executive Officers

The summary compensation table below shows certain compensation information for services rendered in all capacities for the years ended March 31, 2021 and 2020 for the three highest paid named executive officers. The following information includes the dollar value of base salaries, bonus awards, and certain other compensation, if any, whether paid or deferred.

Name and Principal Position	Fiscal Year	Salary	Bonus	All Other Compensation	Total

Shafik Mina	2021	$93,561	$-	$724	$94,285
President	2020	$127,264	$-	$1,692	$128,957

Ariel Shlien	2021	$61,297	$-	$910	$62,207
Chief Executive Officer	2020	$104,679	$-	$17,827	$122,506

Ronald Shlien	2021	$61,297	$-	$1,024	$62,321
Chief Innovation Officer	2020	$146,947	$-	$3,082	$150,029

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of March 31 2021, the voting securities of the Company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the Company’s voting securities or having the right to acquire those securities. There are no outstanding options or warrants. The company’s voting securities include all Common Shares.

Name and address of beneficial owner	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Ariel Shlien 8360 Bougainville Street, Suite 201 Montreal, Quebec Canada Canada H4P 2G1	Class A Common Shares	2,945,779	-	48.65%
Ron Shlien 8360 Bougainville Street, Suite 201 Montreal, Quebec Canada H4P 2G1	Class A Common Shares	2,945,779	-	48.65%
Shafik Mina 8360 Bougainville Street, Suite 201 Montreal, Quebec Canada H4P 2G1	Class A Common Shares	163,487	2.3%	2.7%
All current officers and directors as a group (5 people) (1)	Class A Common Shares	6,055,045	2.3%	100.0%

(1)	Our current board of directors consists of Ariel Shlien, Ron Shlien and Shafik Mina.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

License Fees

The Company paid license fees of $336,366 in the fiscal year ended March 31, 2019 to Mad Science Licensing Inc., a company indirectly owned 100% by the directors (in the same proportion to their beneficial ownership of the Company). In FY 2020 and FY 2021, the license fee was waived to assist the Company with its operational cash flow. As of September 31, 2021, the Company owed $96,854 to Mad Science Licensing, Inc. for licensing and related fees.

Rent

Our 22,500 square foot office space in Montreal, Quebec serves as the Company’s headquarters. The landlord, 3908160 Canada Inc. (“3908160”), is the parent corporation of the Company and is owned by the directors of the Company. The monthly lease rate is approximately $17,500 and the term runs through December 31, 2023. Since March 2020, the rent has been waived by the landlord in order to assist the Company with its operational cash flow. As of September 31, 2021, 3908160 owed the Company $84,849 for monies advanced by the Company to fund the financial obligations of 3908160 in connection with the building where the Company has its headquarters.

Management fees

Management fees of $48,750 were charged during FY 2020 to Imagine Arts Academy Inc. (“IAA”), an entity owned by the directors of the Company. No management fees were paid to IAA in FY 2021.

Notes and Accounts Receivable from Related Parties

As of September 31, 2021, there were the following notes and accounts receivable held by the Company: (i) a note receivable in the amount of $88,668 for monies advanced to IAA to fund the development of IAA’s new franchise concept; and (ii) a note receivable in the amount of $69,444 for monies advanced to 2Inspire Group Ltd., a subsidiary of 3908160, the Company’s parent corporation, to fund operations of the Mad Science franchise system in the United Kingdom.; (iii) an account receivable in the amount of $383,895 for monies advanced to Edutain Learn Inc., a wholly-owned subsidiary of 3908160, the Company’s parent corporation, to fund the Company’s corporate-owned franchisee operations in the United States; and (iv) an account receivable in the amount of $206,310 from OOTWI Inc., a wholly-owned subsidiary of 3908160, the Company’s parent corporation, to fund the Company’s corporate-owned franchisee operations and B2C initiatives.

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SECURITIES BEING OFFERED

General

The Company is offering up to 2,424,242 Class A Common Shares in this Offering.

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of Mad Science’s Restated Certificate and bylaws, as amended, copies of which have been filed as exhibits incorporated by reference into the Offering Statement of which this Offering Circular is a part. For a complete description of Mad Science’s capital stock, you should refer to the Restated Certificate and bylaws of the Company and to the applicable provisions of Quebec law, including the provisions of the Quebec Business Corporation Act [CQLR c S-31.1, Division III].

The authorized capital stock of the company consists of two classes designated, respectively, Common Stock and Preferred Stock. The Common Stock consists of two series, Class A Common Stock and Class B Common Stock. The Preferred Stock consists of four series, Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Class D Preferred Stock.

As of September 1, 2021, the authorized and outstanding shares, options, and warrants included:

Class	Authorized	Issued and Outstanding
Class A Common Stock	unlimited	6,055,045
Class B Common Stock	unlimited	0
Class A Preferred Stock	unlimited	0
Class B Preferred Stock	unlimited	0
Class C Preferred Stock	unlimited	0
Class D Preferred Stock	unlimited	0
Total		6,055,045

Common Shares

Voting Rights

Each holder of the Company’s Common Shares is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors.

Dividend Rights

Holders of Common Shares are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds and only following payment to holders of the Company’s Preferred Stock, if any, as detailed in the Company’s Restated Certificate. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this Offering or in the foreseeable future.

35

PLAN OF DISTRIBUTION

Plan of Distribution

The Company is offering a minimum of 181,818 Shares and a maximum of 2,424,242 Shares, as described in this Offering Circular. If $1,500,000 in subscriptions for the shares (the “Minimum Offering Amount”) is not deposited in escrow on or before [●] (the “Minimum Offering Period”), all subscriptions will be refunded to subscribers without deduction or interest. Subscribers have no right to a return of their funds during the Minimum Offering Period. If this Minimum Offering amount has been deposited by [●], the Offering may continue until the earlier of [●] (which date may be extended at our option) (the “Termination Date”) or the date when all Shares offered hereby have been sold.

The Company has engaged Dalmore Group, LLC, Member FINRA/SIPC, as the broker/dealer of record in order to provide compliance and administrative services. Dalmore is not participating as an underwriter and under no circumstance will it solicit any investment in the Company, recommend the Company’s securities, provide investment advice to any prospective investor or make any securities recommendations to investors. Dalmore is not distributing any securities offering prospectuses or making any oral representations concerning this Offering. Based upon Dalmore’s limited role in this Offering, it has not and will not conduct extensive due diligence of this Offering and no investor should rely on Dalmore’s involvement in this Offering as any basis for a belief that it has done extensive due diligence. Dalmore does not expressly or impliedly affirm the completeness or accuracy of the Form 1-A and/or this Offering Circular presented to investors by the Company.

Dalmore has been engaged to perform the following administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services:

●

Review investor information, including KYC (“Know Your Customer”) data, perform AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the Company whether or not to accept an investor as an investor.

●

Review each investor’s subscription agreement to confirm such investor’s participation in the Offering and provide a determination to the Company whether or not to accept the use of the subscription agreement for the investor’s participation.

●	Contact and/or notify the Company, if needed, to gather additional information or clarification on an investor;

●	Not provide any investment advice nor any investment recommendations to any investor;

●

Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in its performance pursuant to the terms of the agreement (e.g. as needed for AML and background checks); and

●	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the Company has agreed to pay Dalmore the following:

·	$5,000 advance payment for out of pocket expenses.
·	$20,000 consulting fee due and payable immediately after FINRA issues a no objection letter.
·	$2,000 for fees to be paid to FINRA.

In addition, the Company will pay Dalmore a fee equal to 1% of the amount raised in the Offering once the SEC has qualified the Form 1-A Offering Statement and this Offering Circular of which it is a part. Assuming that the Offering is fully-subscribed, the Company will pay an additional $200,000 to Dalmore. Accordingly, the total fees that the Company estimates that it will pay Dalmore, pursuant to a fully-subscribed offering, would be $227,000. These assumptions were used in estimating the fees due in the “Use of Proceeds.”

Commissions and Discounts

The following table shows the total discounts and commissions payable to Dalmore in connection with this Offering assuming the maximum number of Shares being offered are purchased in transactions pursuant to which Dalmore is entitled to a fee:

	Per Share	Total
Public offering price	$8.25	$20,000,000

Sales commissions	$0.0825	$200,000

Proceeds, before expenses, to us	$8.1675	$19,800,000

All inquiries regarding this Offering should be made directly to the Company. The Company is offering the Shares in all states. None of the shares being sold in this Offering are being sold by existing security holders.

The Shares will be issued in one or more closings. For the Initial Closing and each subsequent Additional Closing, proceeds for such closing will be kept in a non-interest bearing escrow account maintained by North Capital Private Securities Corporation (“NCPS”). Upon each closing, the proceeds collected for such closing will be disbursed to the Company and the Shares for such closing will be issued to investors. The Company must sell the Minimum Offering if any Shares are to be sold at all. The escrow account will be opened prior to the date of qualification of the Form 1-A offering statement of which this Offering Circular is a part, and will remain open until the Termination Date; provided, that if the Initial Closing occurs, the escrow account will remain open until the earlier of the Termination Date or the date when all Shares offered hereby have been sold.

Escrow Agent

The Escrow Agent is North Capital Private Securities Corporation (“NCPS”) who will be appointed as escrow agent pursuant to an escrow agreement among Dalmore, the Escrow Agent, and our Company. Copy of the escrow agreement is filed as Exhibit 8.1 to the offering statement of which this Offering Circular forms a part.

All funds received into the escrow account will be held in a non-interest bearing escrow account in accordance with Rule 15c2-4 under the Exchange Act and related SEC guidance and FINRA rules. All funds must be transmitted directly by wire or electronic funds transfer via ACH to the specified bank account maintained by NCPS per the instructions in the subscription agreement. The subscription agreement is available at www.[●]. Dalmore will not accept or handle any funds. NCPS will notify the Company and Dalmore when the full amount necessary to purchase the Minimum Offering has been received. If, on the Termination Date, investor funds are not received in respect of the Minimum Offering, then all investor funds that were deposited into the escrow account will be returned promptly to investors, and the Offering will terminate.

In addition to the fees we will pay Dalmore, the Company will pay NCPS an escrow administration fee of $500 upon execution of the escrow agreement and $100 for each escrow break (i.e., delivery of escrowed funds to the Company.). In addition, the Company will pay NCPS for its expenses associated with document amendments and revisions, non-standard cash and/or investment transactions, notice and reports, legal fees and other services not contemplated by the escrow agreement, capped at $5000.

The Company will publicly market the offering using general solicitation through methods that include emails to potential investors, online advertisements, and press releases. We will use the website www.____________ and other social media to provide notification of the offering. Persons who desire information will be directed to a landing page on www._________com/invest.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the company’s website at www._________.com/invest.

The Shares sold under this Offering have not been qualified for distribution by prospectus in Canada and may not be offered or sold in Canada except pursuant to a Canadian prospectus or a prospectus exemption existing under Canadian securities laws.

36

Subscription Procedure

After the Offering Statement has been qualified by the Commission, we will accept tenders of funds to purchase the Shares until the Termination Date. The Company may extend the Offering for an additional time period unless the Offering is completed or otherwise terminated by us, or unless we are required to terminate by application of Regulation A of the JOBS Act.

The minimum subscription amount required is 100 shares, or $825. The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. The Company maintains the right to accept subscriptions below the minimum investment amount or minimum per share investment amount in its discretion. All monies from rejected subscriptions will be returned by the Company to the investor, without interest or deductions. Investors will be required to complete a subscription agreement in order to invest, a copy of which can be found in Exhibit 4.1 to the Offering Statement of which this Offering Circular is a part.

We must have subscriptions for at least 181,818 Shares in order to break escrow and distribute funds to the Company. Investors may subscribe by tendering funds via wire or ACH only, checks will not be accepted. Upon each closing, funds tendered by investors will be made available to the Company for its use.

This is an offering made under “Tier 2” of Regulation A, and the Shares will not be listed on a registered national securities exchange upon qualification. Therefore, the Shares will be sold only to a person if the aggregate purchase price paid by such person is no more than 10% of the greater of such person’s annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended. In the case of sales to fiduciary accounts (e.g., Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of the shares. Investor suitability standards in certain states may be higher than those described in this Form 1-A and/or Offering Circular. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons. Different rules apply to accredited investors.

Each investor must represent in writing that he/she/it meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she/it is purchasing the Shares for his/her/its own account and (ii) he/she/it has such knowledge and experience in financial and business matters that he/she/it is capable of evaluating without outside assistance the merits and risks of investing in the Shares, or he/she/it and his/her/its purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the Shares. Broker-dealers and other persons participating in the Offering must make a reasonable inquiry in order to verify an investor’s suitability for an investment in the Company. Transferees of the Shares will be required to meet the above suitability standards.

The Shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) is named on the list of “specially designated nationals” or “blocked persons” maintained by the U.S. Office of Foreign Assets Control (“OFAC”) at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time, (ii) an agency of the government of a Sanctioned Country, (iii) an organization controlled by a Sanctioned Country, or (iv) is a person residing in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. A “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time. Furthermore, the Shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) has more than fifteen percent (15%) of its assets in Sanctioned Countries or (ii) derives more than fifteen percent (15%) of its operating income from investments in, or transactions with, sanctioned persons or Sanctioned Countries.

The Escrow Agent is not participating as an underwriter or placement agent or sales agent of this Offering and will not solicit any investment in the Company, recommend the Company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of the Escrow Agent’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of the Company or this Offering.

Vstock will serve as transfer agent to maintain stockholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our stockholder register.

Forum Selection Provision

The subscription agreement includes a forum selection provision that requires subscribers bring claims against the Company based on the subscription agreement in a provincial or federal court in the Province of Quebec, Canada. The provision does not apply to lawsuits arising under the federal securities laws; investors will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. The forum selection provision may limit investors’ ability to bring claims in a judicial forum that they believe is favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a Company with a small management team, this provision allows our officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company.

Investors’ Tender of Funds and Return of Funds

After the Commission has qualified the Offering Statement, the Company will accept tenders of funds to purchase the Shares being offered hereby. Upon achievement of the Minimum Offering, the Company may close on investments on a “rolling” basis (so not all investors will receive their Shares on the same date). The funds tendered by potential investors will be held by the Escrow Agent and will be transferred to the Company upon each Closing. Each time the Company accepts funds (either transferred from the Escrow Agent or directly from the investors) is defined as a “Closing. The Escrow Agreement can be found in Exhibit 8.1 to the Offering Statement of which this Offering Circular is a part. Upon closing, funds tendered by investors will be made available to the Company for its use. The Offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) one year from the date upon which the Commission qualifies the Offering Statement of which this Offering Circular forms a part, or (3) the date at which the Offering is earlier terminated by the Company in its sole discretion.

In the event that the Company terminates the Offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Securities Exchange Act of 1934, as amended.

In order to invest you will be required to subscribe to the Offering via www.________. com and agree to the terms of the Offering and the Subscription Agreement.

37

Mad Science Group Inc.

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED MARCH 31, 2021 and 2020

F-1

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

And Shareholders Of

Mad Science Group Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Mad Science Group Inc. which comprise the balance sheets as of March 31, 2021 and 2020 and the related statements of income, retained earnings, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

F-2

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mad Science Group Inc. as of March 31, 2021 and 2020 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Correction of Error

As discussed in Note 18 to the financial statements, errors resulting in misstatements of amounts previously reported for accounts payable and administrative expenses as of March 31, 2020, were discovered by management during the current year. Accordingly, amounts reported for accounts payable have been restated in the 2020 financial statements now presented, and adjustments have been made to net assets as of March 31, 2020 to correct the errors. Our opinion is not modified with respect to that matter.

Contingencies

We draw attention to Note 20 to the financial statements, which describes that the Company has been named a defendant in two legal actions for which the probability of an unfavorable outcome and the amount of potential loss could not be reasonably determined. Our opinion is not modified in respect of the matter

Report on Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the financial statements as a whole. The accompanying supplementary information listed in the Table of Contents is presented for purposes of additional analysis and are not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

Plattsburgh, New York

July 30, 2021

F-3

MAD SCIENCE GROUP INC.

BALANCE SHEETS

March 31, 2021 And 2020

	2021	2020
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$91,242	$-
Accounts Receivable	664,514	1,182,337
Inventory	618,528	582,905
Prepaid Expenses	49,233	563,513
Income Taxes Receivable	-	109,369
Total Current Assets	1,423,517	2,438,124

FIXED ASSETS, Net	34,775	48,106

OTHER ASSETS
Advances To Franchisor	27,665	34,248
Due From Companies Under Common Control	1,084,264	397,462
Total Other Assets	1,111,929	431,710

Total Assets	$2,570,221	$2,917,940

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Bank Indebtedness	$-	$37,967
Line Of Credit	232,000	28,400
Accounts Payable and Accrued Expenses	338,326	363,196
Deposits Received	22,499	78,153
Current Portion Of Long Term Debt	520,502	-
Other Loan Payable	-	17,377
Current Portion Of Deferred Franchise Fees	123,267	129,735
Total Current Liabilities	1,236,594	654,828
LONG-TERM LIABILITIES
Deferred Franchise Fees	439,872	482,127
Due To Companies Under Common Control	409,474	98,153
Total Long-Term Liabilities	849,346	580,280

Total Liabilities	2,085,940	1,235,108

STOCKHOLDERS’ EQUITY
Preferred Shares Class C & D, 500,001 Shares, Issued And Outstanding	1,859	1,859
Common Stock , 87 Shares, Issued And Outstanding	4,906	4,906
Retained Earnings	477,516	1,676,067
Total Stockholders’ Equity	484,281	1,682,832
	$2,570,221	$2,917,940

The accompanying notes and independent auditor’s report should be read in conjunction with these financial statements.

F-4

MAD SCIENCE GROUP INC.

STATEMENTS OF RETAINED EARNINGS

For The Years Ended March 31, 2021 And 2020

	2021	2020

RETAINED EARNINGS, Beginning of Year,
As Previously Reported	$1,767,175	$1,813,436

PRIOR PERIOD ADJUSTMENT	(91,108)	(22,976)

RETAINED EARNINGS, Beginning of Year, Restated	1,676,067	1,790,460

NET LOSS, For The Year And As Restated	(1,198,551)	(114,393)

RETAINED EARNINGS, Ending	$477,516	$1,676,067

The accompanying notes and independent auditor’s report should be read in conjunction with these financial statements.

F-5

MAD SCIENCE GROUP INC.

STATEMENTS OF INCOME

For Years Ended March 31, 2021 And 2020

	2021	2020

REVENUES	$1,128,635	$4,620,532

COST OF GOODS SOLD	565,253	1,012,710

GROSS PROFIT	563,382	3,607,822

EXPENSES
Selling	131,129	337,356
Administrative	1,473,526	3,355,671
Financial	21,582	9,232
Depreciation	13,331	14,651
Foreign Exchange (Gain) Loss	132,310	(12,261)
	1,771,878	3,704,649

LOSS FROM OPERATIONS	(1,208,496)	(96,827)

OTHER INCOME
Contract Termination Fee	14,364	-

LOSS BEFORE INCOME TAXES	(1,194,132)	(96,827)

PROVISION FOR INCOME TAXES	4,419	17,566

NET LOSS	$(1,198,551)	$(114,393)

The accompanying notes and independent auditor’s report should be read in conjunction with these financial statements.

F-6

THE MAD SCIENCE GROUP INC.

STATEMENTS OF CASH FLOWS

For The Years Ended March 31, 2021 And 2020

	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(1,198,551)	$(114,393)
Items Not affecting Cash:
Depreciation	13,331	14,651
Amortized Deferred Franchise Fees	(80,027)	(160,750)
	(1,265,247)	(260,492)
(INCREASE) DECREASE IN:
Accounts Receivable	517,823	28,388
Prepaid Expenses	514,280	(198,201)
Inventory	(35,623)	174,589
Income Taxes Receivable	109,369	(4,558)
INCREASE (DECREASE) IN:
Accounts Payable	(24,870)	(242,987)
Deferred Franchise Fees	31,304	125,916
Deposits Received	(55,654)	(44,676)
	1,056,629	(161,529)

Cash Flow Used By Operating Activities	(208,618)	(422,021)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase Of Furniture And Equipment	-	(1,693)
Purchase Of Computer Equipment	-	(15,602)
Advance To Franchisor	6,583	(171)
Due From Companies Under Common Control	(686,802)	(121,206)
Due From Parent Company	-	150,000
Other Loan Receivable	-	15,034
Due From Ultimate Corporate Shareholders	-	28,699

Cash Flow Provided (Used) By Investing Activities	(680,219)	55,061

CASH FLOW FROM FINANCING ACTIVITIES
Due To Companies Under Common Control	311,321	94,521
Proceeds Long Term Debt	520,502	-
Line of Credit Proceeds	203,600	28,400
Other Loan Payable	(17,377)	17,377

Cash Flow Provided By Financing Activities	1,018,046	140,298

NET DECREASE IN CASH AND CASH EQUIVALENTS	129,209	(226,662)

CASH AND CASH EQUIVALENTS, Beginning	(37,967)	188,695

CASH AND CASH EQUIVALENTS, Ending	$91,242	$(37,967)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest Paid	$21,582	$9,232
Income Taxes Paid	$17,566	$12,209

The accompanying notes and independent auditor’s report should be read in conjunction with these financial statements.

F-7

MAD SCIENCE GROUP INC.

NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of Mad Science Group Inc. conform to generally accepted accounting principles. Policies outlined here, or in other notes, include all policies considered significant.

Nature Of Business

The Company is incorporated under the Canada Business Corporation Act. The Company sells franchises across North America and overseas which provides science-based activities for children.

United States Currency

The Company is a Canadian company. The Canadian dollar is the currency used by the company. These statements have been converted to United States Dollars.

Cash And Cash Equivalents

For the purposes of the statement of cash flows, the Corporation’s policy is to disclose bank balances under cash and cash equivalents, including bank overdrafts with balances that fluctuate frequently from being positive to overdrawn.

Accounts Receivable

Trade accounts receivables are valued at estimated realizable value. Uncollectible accounts are charged directly to expense based upon management analysis.

Revenue Recognition

Revenue is accounted for when there is persuasive evidence that an arrangement exists, the goods have been received by the client, the price is fixed or determinable and collection is reasonably assured.

1.	Trade sales are accounted for when there is persuasive evidence that an arrangement exists, the goods have been received by the client, the price is fixed or determinable and collection is reasonably assured.

2.	Continuing Franchise Fees: Royalties:

Royalties are based on specified percentages of franchisee gross sales and are recognized when sales have occurred.

3.	Initial Franchise Fees:

Revenue from initial franchise fees relating to the sale of an individual franchise or an area franchise would ordinary be recognized when all material conditions relating to the sale have been substantially performed by the franchisor. Substantial performance is considered to have occurred when:

(a)	The franchisor has performed substantially all of the initial services required by the franchise agreement or volunteered by the franchisor as a result of normal business practice.

(b)	The franchisor has no remaining obligation or intent - by agreement, industry practice, or legislation - to refund amounts received or forgive unpaid amounts owing.

(c)	There are no other material unfulfilled conditions affecting completion of the sale.

4.	Finance charges are recognized at the point that the company has earned this right to consideration through its performance under a contract.

F-8

MAD SCIENCE GROUP INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

Inventory

Inventory is measured at the lower of cost and net realizable value, with cost being determined using the weighted average cost method. Net realizable value is the estimated selling price in the ordinary course of business, less the costs of completion and costs necessary to make the sale. When the reversal of previously written down inventory is recognized, this reversal is recognized in net income. The cost of inventory includes the purchase price and other costs directly attributable to the acquisition of finished goods.

Foreign Currency Transactions

Monetary assets and liabilities are translated at the rate of exchange in effect at year end. Other assets and liabilities are translated at their historic rates. Items appearing in the income statement are translated at average year rates. Exchange gains and losses are included in the income statement.

Fixed Assets

Fixed Assets are accounted for at amortized cost. Amortization is based on their estimated useful life using the following methods and rates:

Computer Equipment	30%	Diminishing Balance Method
Furniture And Equipment	20%	Diminishing Balance Method
Leasehold Improvements	5 years	Straight-Line Method

Impairment Of Long-Lived Assets

Capital assets subject to amortization are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognized when the carrying amount of the asset exceeds the sum of the undiscounted cash flows resulting from its use and eventual disposition. The impairment loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

Use Of Estimates

Financial statements prepared in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The main estimates relate to the net realizable value of inventory, impairment of financial assets, the useful life of capital assets, and foreign currency translation.

Income Taxes

The Company uses the taxes payable method of accounting for income taxes. Under this method, the Company reports as an expense (income) for the period only, the cost (benefit) of current income tax payable determined in accordance with the rules established by taxation authorities. Current income taxes, to the extent unpaid or recoverable, shall be recognized as a liability or asset.

F-9

MAD SCIENCE GROUP INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

Deferred Franchise Fees

Deferred franchise fees are the initial franchise fees paid by the franchisees and relate to future services that will be rendered by the company. They are amortized using the straight-line method over IO years of the franchise agreement are recorded in revenue from operations.

Advertising

The Company’s policy is to expense advertising costs as the costs are incurred.

Government Assistance

Government grants are recorded when there is a reasonable assurance that the Company has complied with and will continue to comply with, all the necessary conditions to obtain the grants, and the amounts are reasonably determinable. Government assistance related to current expenses is included in the determination of net income for the period as a reduction of expenses. Government assistance for acquiring fixed assets in recorded as a reduction of the cost of related assets.

Events Occurring After Reporting Date

The Company has evaluated events and transactions that occurred between March 31, 2021 and July 30, 2021 which is the date the financial statements were available to be issued, for possible disclosure and recognition in the financial statements.

2. ACCOUNTSRECEIVABLE

Accounts receivables consist of the following at March 31, 2021 and 2020:

	2021	2020
Trade	$802,427	$943,197
Accounts Receivable - Company Under Common Control	259,973	278,488
Allowance For Doubtful Accounts	(353,058)	(45,750)
Allowance For Doubtful Accounts - Company Under Common Control	(102,421)	-
Government Remittances	36,169	-
Sales Tax Receivable	21,424	6,402
	$664,514	$1,182,337

3. DUE TO/FROM COMPANIES UNDER COMMON CONTROL

The due to/from companies under common control is unsecured, non-interest bearing and has no set terms of repayment and are not repayable before April 1, 2022.

4. DUE FROM A PARENT COMPANY

The due from a parent company is non-interest bearing and has no set terms of repayment.

F-10

MAD SCIENCE GROUP INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

5. DUE TO/FROM ULTIMATE SHAREHOLDERS

The due from ultimate shareholders is non-interest bearing and has no set terms of repayment.

6. DEFERRED FRANCHISE FEES

Deferred franchise fees consist of unamortized initial franchise fees paid by Franchises to obtain a franchise in certain geographical areas. They are amortized and recognized as revenue over the ten-year period that the franchise agreement covers. Typically, each year initial fees are added creating a deferred franchise liability and historical franchise fees are amortized. New fees added in 2021 were $31,304 ($125,916 for 2020) and $80,027 were amortized to revenue ($160,750 for 2020).

7. FIXED ASSETS

	Cost	Accumulated Depreciation	2021 Net Book Value	2020 Net Book Value
Computer Equipment	$73,150	$53,670	$19,480	$28,987
Furniture And Equipment	54,143	38,848	15,295	19,119
Leasehold Improvements	13,742	13,742	-	-
	$141,035	$106,260	$34,775	$48,106

8. PREFERRED AND COMMON STOCK

Authorized: Unlimited Class “A” common shares, voting and participating.

87 Class “A” common shares were issued for the years ended March 31, 2021 and 2020 at a value of $4,906.

Authorized: Unlimited Class “C” preferred, voting, non-cumulative dividend in an amount determined by the board of directors, non-participating, redeemable, and retractable at the amount issued consideration.

500,000 Class “C” preferred shares redeemable at $1 per share - total redemption value $500,000 were issued for the years ended March 31, 2021 and 2020 at a value of $1,858.

1 Class “D” preferred non-voting share, non-cumulative dividend in an amount determined by the board of directors, non-participating, redeemable, and retractable at the amount of issued consideration was issued for the years ended March 31, 2021 and 2020 at a value of $1.

F-11

MAD SCIENCE GROUP INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

9. REVENUES

Total Revenues consists of:

	2021	2020
Trade Sales	$278,810	$1,667,489
Initial Franchise Fees	144,102	159,247
Continuing Franchise Fees: Royalties	688,916	2,684,600
Management Fees	-	48,750
Other Revenue	8,588	-
Finance Charges	8 219	60,446
	$1,1282635	$4,620,532

10. INCOME TAXES

Reconciliation of the income tax expense to the dollar amount of income tax using the statutory rate:

	2021	2020
Tax At The Applicable Rate	$(190,328)	$(75,085)
Tax Adjustments On Unrealized Loss For Foreign Exchange Contracts	(160,736)	74,980
Deductible Expenses	(1,171)	(1,219)
Non Deductible Expenses	55	1,848
Book/Tax Amortization	1,109	(1,806)
Foreign Tax Paid	4,419	8,408
Unrecognized Benefit Of Losses Carried Forward	376,778	-
Miscellaneous	-	4
Vacation Accrual Adjustment	(25,707)	10,436
	$4,419	$17,566

F-12

MAD SCIENCE GROUP INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

11. NOTES PAYABLE

Notes Payable consists of the following:

	2021	2020
Business Development Bank of Canada (‘‘BDC’’) loan, bearing interest at BDC’s floating base rate minus 1.75% (2.80% as at March 31, 2021), reimbursable by monthly instalments of $8,000 commencing July 2021 and a final instalment of $296,000 on June 21, 2023.
The loan is secured by a guarantee of principal hypothec on the Company’s moveable property, tangible and intangible assets, present and future, and a solidary guarantee from two of the ultimate corporate shareholders equivalent to 50% of the outstanding loan amom1t. Furthermore, the loan is secured by guarantees of the parent company and companies under common control.
As a result of cross-default provisions, the Company was in default m1der the loan agreement with BOC as at March 31, 2021 arising from the breach of covenants of the bank loan for which a waiver was obtained from BOC for fiscal 2021. However, since not all of the criteria to classify this debt as long-term were met at the reporting date, the long-term portion of the BOC loan has been reclassified as current portion of long-term debt in the balance sheet.	480,000	-

PME MTL Centre-Ville loan, bearing interest at 3%, reimbursable by monthly instahnents of $1,180 (total of interest and principal repayment amom1ts) commencing May 2021, maturing on May 10, 2024. The loan was provided as part of financial assistance program for small and medium-sized enterprises affected by the COVID-19 pandemic.
As a result of cross-default provisions, the Company was in default m1der the loan agreement with PME MTL Centre-Ville as at March 31, 2021 arising from the breach of covenants of the bank loan for which a waiver was not requested or obtained. Since not all of the criteria to classify this debt as long-term were met at the reporting date, the long-term portion of the PME MTL Centre-Ville loan has been reclassified as current portion of long-term debt in the balance sheet.	40,502	-
	520,502	-

Less Current Maturities	(520,502)	-

Long-Term Debt	$-	$-

F-13

MAD SCIENCE GROUP INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

12. RELATED PARTY TRANSACTIONS

During the year, the Company entered into the following transaction with related parties:

	2021	2020

Revenues
Companies under common control	$12,012	$190,985
Management Fee Income
Company under common control	$-	$48,750
Rent Expenses
Parent company	$-	$143,848
Other expenses
Companies under common control	$226	$251

Related party transactions were made in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

As a result of the COVID-19 pandemic, parent company agreed to grant rent concession in the form of a waiver of lease payments starting from March 1, 2020 for an indefinite period. According to the original lease agreement in place, regular rent payments would have amounted to $13,250 per month and additional rent of $125,000 per year if the Company achieves income before taxes of $1,000,000. Rent concession resulted in lease payments of $0 recognized in net loss during the year.

13. DEPRECIATION, FINANCIAL, AND FOREIGN EXCHANGE

	2021	2020
Depreciation:
Computer Equipment	$9,507	$9,808
Furniture And Equipment	3,824	4,843
Leasehold Improvements	-	-
	$13,331	$14,651

Financial:
Interest And Bank Charges	$21,582	$9,232

F-14

MAD SCIENCE GROUP INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

14. CREDIT FACILITY

The Company has an available revolving credit in the amount not exceeding $400,000 in Canadian dollars bearing interest at the Company’s bank prime rate plus 0.6% per annum (3.05% as of March 31, 2021). As of March 31, 2021 and 2020, the outstanding balance in US Dollar was $232,000 and $28,400, respectively.

The Company has an available revolving credit in the amount not exceeding $100,000 in US dollars bearing interest at US base rate plus 0.6% per annum (4.35% as of March 31, 2021). As of March 31, 2021 and 2020, the outstanding balance in US Dollar was $-0-, respectively.

The facilities are secured by a $6,000,000 Canadian dollars moveable hypothec on the Company’s movable property and a $6,000,000 Canadian dollars movable hypothec on all the movable property of a company under common control. Furthermore, the credit facilities are secured by guarantees of the ultimate corporate shareholders and company under common control and subordination of the payment of all claims and redemption of all shares due by the Company to two of the ultimate corporate shareholders.

The Company is required to maintain certain financial ratios. As of March 31, 2021, the Company was not in compliance with the financial ratios. At the request of the Company, the bank has agreed forbearance of the breach.

15. FINANCIAL INSTRUMENTS

Financial Risk

The Company is exposed to various risks through its financial instruments, without being exposed to concentration risk. The main risks are broken down below.

Credit Risk

Credit is the risk that one party to a financial instrument will cause a financial loss for the company by failing to discharge an obligation. The Company’s risk is mainly related to its trade accounts receivable, due from parent company, due from companies under common control and due from ultimate corporate shareholders. The Company provides credit to its clients in the normal course of its operations.

Market Risk

Market Risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in the market prices. Some of the Company’s financial instruments expose it to this risk which comprises interest rate risk, currency risk and other price risk.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in interest rates. The Company is exposed to interest rate risk on its floating interest rate financial instruments. Floating rate instruments subject the Company to related cash flow risk.

F-15

MAD SCIENCE GROUP INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

15. FINANCIAL INSTRUMENTS - (CONTINUED)

Liquidity Risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities. The Company is exposed to this risk mainly in respect to its accounts payable and deposits received.

Currency Risk

Currency risk is the risk that the fair market value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rate. The Company realized 79% (2020-95%) of its sales and 96% (2020-97%) of its purchases in foreign currencies in 2021. Consequently, some assets and revenues are exposed to foreign exchange fluctuations.

Other Price Risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest rate risk or currency risk), whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is exposed to other price risk through its derivatives for which the value fluctuates with the market.

16. COMMITMENTS

a)	The Company is required to pay the licensor, a company under common control, license fee of 7% of certain net revenues for using the intellectual property under a long-term license agreement expiring no later than April 2, 2024. Company under common control waived license payments for an indefinite period as a result of the COVID-19 pandemic.

b)	The minimum annual rent payable to the parent company under a long-term operating lease expiring up to December 31, 2023. Parent company waived lease payments from March 1, 2020 for an indefinite period. Had this concession not be in place, future minimum lease payments as at year end would have been as follows:

2022	119,250
2023	119,250
2024	89,438
$327,938

F-16

MAD SCIENCE GROUP INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

17. COMPARATIVE FIGURES

Some of the comparative figures have been reclassified to conform to the current year’s presentation.

18. RESTATEMENT OF COMPARATIVE INFORMATION

The financial statements for the fiscal year ended March 31, 2020 were restated in order to record the vacation payable of $68,132. The restatement was recorded as follows:

	As Previously Reported	Adjustment	Restated
Balance Sheet
Liabilities
Accounts payable	$272,088	$91,108	$363,196
Shareholders’ Equity
Retained Earnings	$1,767,175	$(91,108)	$1,676,067
Statement Of Retained Earnings
Balance, beginning of year	$1,813,436	$(22,976)	$1,790,460
Net Loss	$(46,261)	$(68,132)	$(114,393)
Balance, end of year	$1,767,175	$(91,108)	1,676,067
Statement Of Operations
Expenses
Administrative	$3,283,700	$71,971	$3,355,671
Foreign Exchange (Gain) Loss	$(8,422)	$(3,839)	$(12,261)
Net Loss	$(46,261)	$(68,132)	$(114,393)

19. GOVERNMENT ASSISTANCE

Canada Emergency Wage Subsidy

The Company participated in the Canada Emergency Wage Subsidy (“CEWS”). CEWS provides qualifying companies with a monthly financial support grant based on payroll, subject to certain caps. Eligibility is triggered by and scaled according to the reduction in year-over-year Canadian revenue on a month-by-month basis. The Company recognized government stimulus grant income of CAD $892,864 as a reduction of salaries in the administrative expenses schedule. The Company has a receivable amount of CAD $45,211.

Temporary Wage Subsidy

In addition to CEWS, the Company benefited from the government 10% Temporary Wage Subsidy (“TWS”). TWS was a 3-month measure that allowed eligible employers to reduce the amount of payroll deductions needed to be remitted to the Canada Revenue Agency (CRA). For the year end March 31, 2021, the total income related to TWS amounted to CAD $19,310 and was recognized as a reduction of wage levies in the administrative expenses schedule.

F-17

MAD SCIENCE GROUP INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED

20. CONTINGENCIES

The Company has been named a defendant in legal proceedings brought by a Dutch entity that alleges that the Company and its six franchisees in the Netherlands breached the franchise agreements. The claimant seeks an award ordering the Company to pay an amount of€ 2,612,872 (USD $4,509,817), plus costs and expenses of the arbitration. It is not possible at this time to determine the probability of an unfavorable outcome and the amount of potential losses, if any. Accordingly, no provision for losses has been reflected in the accounts of the Company for this matter.

The Company is a defendant in a legal action brought by a competitor that claims € 3,450,999 (USD $5,956,424) for the loss of earnings, damage to the reputation and compensation of lost investments and efforts to limit the damage caused. Management’s assessment, based on its interpretation of the underlying agreements and independent legal advice, is that the basis for the plaintiffs claim has little merit. It is not possible at this time to determine the probability of an unfavorable outcome and the amount of potential losses, if any. Accordingly, no provision for losses has been reflected in the accounts of the Company for this matter.

F-18

SUPPLEMENTARY INFORMATION

F-19

MAD SCIENCE GROUP INC.

COST OF GOODS SOLD, SELLING, AND ADMINISTRATIVE EXPENSES

For Years Ended March 31, 2021 And 2020

	2021	2020
COST OF GOODS SOLD
Inventory, Beginning	$582,905	$757,494
Purchases	600,876	838,121
	1,183,781	1,595,615
Inventory, Ending	(618,528)	(582,905	}
	$565,253	$1,012,710
SELLING EXPENSES
Commissions	$6,246	$24,652
Advertising	57,790	64,595
Travel	(1,483)	94,730
Promotion	413	25,497
Shipping	76,576	80,252
Conference Participation, Shows And Exhibitions	(8,413 }	47,630
	$131,129	$337,356
ADMINISTRATIVE EXPENSES
Salaries	$460,786	$2,068,894
Wage Levies	83,712	205,781
Franchise Program And System Development	68,881	249,557
Professional Fees	232,504	240,152
Consulting Fees	86,364	190,905
Rent	-	143,848
Memberships And Dues	20,088	34,568
Insurance	33,900	28,455
Training	1,859	15,212
Telephone	30,708	39,642
Repairs And Maintenance	15,196	29,726
Office And General	46,118	37,873
Bad Debts	393,410	64,870
Donations	-	6,188
	$1,473,526	$3,355,671

The accompanying notes and independent auditor’s report should be read in conjunction with these schedules.

F-20

MAD SCIENCE GROUP INC.

INTERIM FINANCIAL STATEMENTS (unaudited)

September 30, 2021

F-21

F-22

MAD SCIENCE GROUP INC.

Balance Sheets (Interim, in USD)

	Sept 30, 2021 Unaudited	Mar 31, 2021 Audited

ASSETS

CURRENT ASSETS
Cash & Cash Equivalents	167,559	91,242
Accounts Receivable	600,649	664,514
Inventory	553,783	618,528
Prepaids Expenses	100,025	49,233
Total Current Assets	1,422,016	1,423,517

FIXED ASSETS, Net	116,116	34,775

OTHER ASSETS
Advances to franchisors	2,669	27,665
Due From Related Parties	1,144,660	1,084,264
Total Other Assets	1,147,329	1,111,929

Total Assets	2,685,461	2,570,221

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES
Line of credit	-	232,000
Accounts Payable and Accrued Expenses	207,728	338,326
Deposits received	16,345	22,499
Current Portion Of Long Term Debt	482,959	520,502
Current Portion Of Deferred Revenue	224,005	123,267
Total Current Liabilities	931,037	1,236,594

LONG-TERM LIABILITIES
Deferred Revenue	420,447	439,872
Due To Related Parties	398,388	409,474
Total Long-Term Liabilities	818,835	849,346

Total Liabilities	1,749,872	2,085,940

STOCKHOLDERS’ EQUITY
Preferred Shares Class C & D 500,001 Shares, Issued and Outstanding	-	1,859
Common Stock, 87 Shares, Issued and Outstanding	-	4,906
Common Stock, 6,055,045 Shares, Issued and Outstanding	6,765	-
Retained earnings	928,824	477,516
Total Stockholders’ Equity	935,589	484,281
	2,685,461	2,570,221

F-23

MAD SCIENCE GROUP INC.

Statements Of Retained Earnings (Interim, in USD)

	Sept 30, 2021 Unaudited	Mar 31, 2021 Audited

RETAINED EARNINGS, Beginning of Period	477,516	1,767,175
PRIOR PERIOD ADJUSTMENT	-	(91,108)
RETAINED EARNINGS, Beginning of Period, Restated	477,516	1,676,067
TOTAL COMPREHENSIVE NET INCOME (LOSS), For The Period	451,308	(1,198,551)
RETAINED EARNINGS, Ending	928,824	477,516

F-24

MAD SCIENCE GROUP INC.

Statements of Income (Interim, in USD)

For the periods ending

	Sept 30, 2021 Unaudited 6 months	Sept 30, 2020 Unaudited 6 months

REVENUES	1,441,341	515,201

COST OF GOODS SOLD	127,351	235,606

GROSS PROFIT	1,313,990	279,595

Expenses
Selling	109,200	37,382.0
Administrative	694,846	484,755.0
Financial	15,631	9,401
Depreciation	4,894	6,489
Foreign Exchange (gain) loss	(8,883)	118,210
Total Expenses	815,688	656,237

Income (loss) from Operations	498,302	(376,642)

Other Income (Expenses)
License fee paid	(24,446)	-

Total Other Income (Expenses)	(24,446)	-

Income (loss) before Income Taxes	473,856	(376,642)

Incomes Taxes	4,344	1,598

Net Income (Loss)	469,512	(378,240)

Other Comprehensive Income (Loss)
Foreign Currency Translation Differences	(18,204)	118,282
	(18,204)	118,282

Total Comprehensive Income (Loss)	451,308	(259,958)

F-25

MAD SCIENCE GROUP INC.

Statements Of Cashflows (Interim, in USD)

For the periods ending

	Sept 30, 2021 Unaudited 6 months	Sept 30, 2020 Unaudited 6 months

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	469,512	(378,240)
Items Not Affecting Cash
Effect of exchange rates on cash	(108,165)	115,714
Depreciation	4,894	6,489
Amortized Deferred Revenue	(67,808)	(40,014)
	298,433	(296,051)
(INCREASE) DECREASE IN:
Accounts Receivable	63,865	155,045
Prepaid Expenses	(50,792)	107,267
Inventory	64,745	(32,578)
Income Taxes Receivable	-	109,369
INCREASE (DECREASE) IN:
Accounts Payable	(130,598)	4,584
Deferred Revenue	149,121	3,355
Deposits Received	(6,154)	(26,682)
	90,187	320,360

Cash Flow Provided (Used) By Operating Activities	388,620	24,309

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase Of Furniture and Equipment	(83,291)	-
Purchase Of Computer Equipment	(2,944)	-
Advance To Franchisor	24,996	248
Due From Companies Under Common Control	29,565	(481,764)
Due From Parent Company	-	12,972
Other Loan Receivable	-	(900)
Due From Ultimate Corporate Shareholders	-	-

Cash Flow Provided (Used) By Investing Activities	(31,674)	(469,444)

CASH FLOWS FROM FINANCING ACTIVITIES
Due To Companies Under Common Control	(3,279)	110,365
Due To Ultimate Corporate Shareholders	(7,807)	193,170
Proceeds Long Term Debt	(37,543)	487,293
Line of Credit Proceeds	(232,000)	(28,400)
Other Loan Payable	-	(17,377)

Cash Flow Provided (Used) By Financing Activities	(280,629)	745,051

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	76,317	299,916

CASH & CASH EQUIVALENTS, Beginning	91,242	(37,967)

CASH & CASH EQUIVALENTS, Ending	167,559	261,949

F-26

MAD SCIENCE GROUP INC.

NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of Mad Science Group Inc. conform to generally accepted accounting principles. Policies outlined here, or in other notes, include all policies considered significant.

Nature Of Business

The Company is incorporated under the Canada Business Corporation Act. The Company sells franchises across North America and overseas which provides science-based activities for children.

United States Currency

The Company is a Canadian company. The Canadian dollar is the currency used by the company. These statements have been converted to United States Dollars.

Cash And Cash Equivalents

For the purposes of the statement of cash flows, the Corporation’s policy is to disclose bank balances under cash and cash equivalents, including bank overdrafts with balances that fluctuate frequently from being positive to overdrawn.

Accounts Receivable

Trade accounts receivables are valued at estimated realizable value. Uncollectible accounts are charged directly to expense based upon management analysis.

Revenue Recognition

Revenue is accounted for when there is persuasive evidence that an arrangement exists, the goods have been received by the client, the price is fixed or determinable and collection is reasonably assured.

1.	Trade sales are accounted for when there is persuasive evidence that an arrangement exists, the goods have been received by the client, the price is fixed or determinable and collection is reasonably assured.

2.	Continuing Franchise Fees: Royalties:

Royalties are based on specified percentages of franchisee gross sales and are recognized when sales have occurred.

3.	Initial Franchise Fees:

Revenue from initial franchise fees relating to the sale of an individual franchise or an area franchise would ordinary be recognized when all material conditions relating to the sale have been substantially performed by the franchisor. Substantial performance is considered to have occurred when:

(a)	The franchisor has performed substantially all of the initial services required by the franchise agreement or volunteered by the franchisor as a result of normal business practice.

(b)	The franchisor has no remaining obligation or intent – by agreement, industry practice, or legislation – to refund amounts received or forgive unpaid amounts owing.

(c)	There are no other material unfulfilled conditions affecting completion of the sale.

F-27

MAD SCIENCE GROUP INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

4.	Finance charges are recognized at the point that the company has earned this right to consideration through its performance under a contract.

Inventory

Inventory is measured at the lower of cost and net realizable value, with cost being determined using the weighted average cost method. Net realizable value is the estimated selling price in the ordinary course of business, less the costs of completion and costs necessary to make the sale. When the reversal of previously written down inventory is recognized, this reversal is recognized in net income. The cost of inventory includes the purchase price and other costs directly attributable to the acquisition of finished goods.

Foreign Currency Transactions

Monetary assets and liabilities are translated at the rate of exchange in effect at the end of the period. Other assets and liabilities are translated at their historic rates. Items appearing in the income statement are translated at average rates of the period. Exchange gains and losses are included in the income statement.

Fixed Assets

Fixed Assets are accounted for at amortized cost. Amortization is based on their estimated useful life using the following methods and rates:

Computer Equipment	30%	Diminishing Balance Method
Furniture And Equipment	20%	Diminishing Balance Method
Leasehold Improvements	5 years	Straight-Line Method

Impairment Of Long-Lived Assets

Capital assets subject to amortization are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognized when the carrying amount of the asset exceeds the sum of the undiscounted cash flows resulting from its use and eventual disposition. The impairment loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

Use Of Estimates

Financial statements prepared in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The main estimates relate to the net realizable value of inventory, impairment of financial assets, the useful life of capital assets, and foreign currency translation.

Income Taxes

The Company uses the taxes payable method of accounting for income taxes. Under this method, the Company reports as an expense (income) for the period only, the cost (benefit) of current income tax payable determined in accordance with the rules established by taxation authorities. Current income taxes, to the extent unpaid or recoverable, shall be recognized as a liability or asset.

F-28

MAD SCIENCE GROUP INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

Deferred Franchise Fees

Deferred franchise fees are the initial franchise fees paid by the franchisees and relate to future services that will be rendered by the company. They are amortized using the straight-line method over the contract term of the franchise agreement and are recorded in revenue from operations.

Advertising

The Company’s policy is to expense advertising costs as the costs are incurred.

Government Assistance

Government grants are recorded when there is a reasonable assurance that the Company has complied with and will continue to comply with, all the necessary conditions to obtain the grants, and the amounts are reasonably determinable. Government assistance related to current expenses is included in the determination of net income for the period as a reduction of expenses. Government assistance for acquiring fixed assets is recorded as a reduction of the cost of related assets.

Events Occurring After Reporting Date

The Company has evaluated events and transactions that occurred between Sept 30, 2021 and December 8, 2021 which is the date the financial statements were available to be issued, for possible disclosure and recognition in the financial statements.

2. ACCOUNTS RECEIVABLE

Accounts receivables consist of the following at September 30, 2021 and March 31, 2021:

	Sept 30, 2021 (unaudited)	March 31, 2021 (audited)
Trade	$901,543	$802,427
Accounts Receivable - Company Under Common Control	$236,361	$259,973
Allowance For Doubtful Accounts	$(448,802)	$(353,058)
Allowance For Doubtful Accounts - Company
Under Common Control	$(112,731)	$(102,421)
Government Remittances	$16,237	$36,169
Sales Tax Receivable	$8,041	$21,424
	$600,649	$664,514

3. DUE FROM RELATED PARTIES

The due from related parties is unsecured, non-interest bearing and has no set terms of repayment and are not repayable before September 30, 2022. They consist of:

	Sept 30, 2021 (unaudited)	March 31, 2021 (audited)
Due From Companies Under Common Control	$1,054,699	$1,056,626
Due From Parent Company	$84,849	22,485
Due From Ultimate Corporate Shareholders	$5,112	5,153
	$1,144,660	$1,084,264

F-29

MAD SCIENCE GROUP INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

4. DUE TO RELATED PARTIES

The due to related parties is unsecured, non-interest bearing and has no set terms of repayment and are not payable before September 30, 2022. They consist of:

	Sept 30, 2021 (unaudited)	March 31, 2021 (audited)
Due To Ultimate Corporate Shareholders	$301,532	$309,339
Due To Companies Under Common Control	96,856	100,135
	$398,388	$409,474

5. DEFERRED REVENUES

The Deferred revenues as of September 30, 2021 include two categories: the deferred franchise fees and other deferred revenues.

Deferred franchise fees consist of unamortized initial franchise fees paid by Franchises to obtain a franchise in certain geographical areas. They are amortized and recognized as revenue over the ten-year period that the franchise agreement covers. Typically, each year initial fees are added creating a deferred franchise liability and historical franchise fees are amortized. New fees added for the 6 months period ending on September 30, 2021 were $49,121 ($1,356 for 2020) and $67,808 were amortized to revenue ($40,014 for 2020).

The other deferred revenues consist of payments from a franchisee received in advance for a trailer that will be used in their business operations in the future. The trailer is currently under construction and is owned by the Company. These amounts will be recognized as revenues when the Company fulfills its performance obligations. As of September 30, 2021, the amount collected in advance for this project is $100,000.

6. FIXED ASSETS

	Cost	Accumulated Depreciation	Sept 30, 2021 (unaudited) Net Book Value	March 31, 2021 (audited) Net Book Value
Computer Equipment	$76,094	$57,034	$19,060	$19,480
Furniture And Equipment	$54,143	$40,378	$13,765	$15,295
Furniture And Equipment - WIP	$83,291	$-	$83,291	$-
Leasehold Improvements	$13,742	$13,742	$-	$-
	$227,270	$111,154	$116,116	$34,775

F-30

MAD SCIENCE GROUP INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

7. PREFERRED AND COMMON STOCK

On April 9, 2021, all Class “C” preferred shares and Class “D” preferred shares were exchanged for 6,054,958.04 Class “A” common shares at a value of $1,859.

Authorized: Unlimited Class “A” common shares, voting and participating.

6,055,045 Class “A” common shares were issued for the period ending September 30, 2021 at a value of $6,765. 87 Class “A” common shares were issued for the year ended March 31, 2021 at a value of $4,906.

Authorized: Unlimited Class “C” preferred, voting, non-cumulative dividend in an amount determined by the board of directors, non-participating, redeemable, and retractable at the amount issued consideration.

No Class “C” preferred shares were issued for the period ending on September 30, 2021. 500,000 Class “C” preferred shares redeemable at $1 per share – total redemption value $500,000 were issued for the year ended March 31, 2021 at a value of $1,858.

No Class “D” preferred shares were issued for the period ending on September 30, 2021. 1 Class “D” preferred non-voting share, non-cumulative dividend in an amount determined by the board of directors, non-participating, redeemable, and retractable at the amount of issued consideration was issued for the year ended March 31, 2021 at a value of $1.

8. REVENUES

Total Revenues for the six months period ending on the following dates consists of:

	September 30, 2021	September 30, 2020
Trade Sales	$298,018	$169,381
Initial Franchise Fees	67,808	40,014
Continuing Franchise Fees: Royalties	1,021,236	297,929
Other Revenue	36,137	-
Finance Charges	18,142	7,877
	$1,441,341	$515,201

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MAD SCIENCE GROUP INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

9. LONG TERM DEBT

Long term debt consists of the following:

	Sept 30, 2021	March 31, 2021
	(unaudited)	(audited)
Business Development Bank of Canada (“BDC”) loan, bearing interest at BDC’s floating base rate minus 1.75% (2.80% as at September 30, 2021 and as at March 31, 2021), reimbursable by monthly instalments of $10,000 CAD (approx. $8,000 USD) commencing July 2021 and a final instalment of $370,000 CAD (approx. $296,000 USD) on June 21, 2023.

The loan is secured by a guarantee of principal hypothec on the Company’s moveable property, tangible and intangible assets, present and future, and a solidary guarantee from two of the ultimate corporate shareholders equivalent to 50% of the outstanding loan amount. Furthermore, the loan is secured by guarantees of the parent company and companies under common control.

As a result of cross-default provisions, the Company was in default under the loan agreement with BDC as at March 31, 2021 arising from the breach of covenants of the bank loan for which a waiver was obtained from BDC for fiscal 2021. However, since not all of the criteria to classify this debt as long-term were met at the reporting date, the long-term portion of the BDC loan has been reclassified as current portion of long-term debt in the balance sheet.	$447,375	$480,000

PME MTL Centre-Ville loan, bearing interest at 3%, reimbursable by monthly instalments of $1,476 CAD (approx. $1,180 USD) (total of interest and principal repayment amounts) commencing May 2021, maturing on May 10, 2024. The loan was provided as part of financial assistance program for small and medium-sized enterprises affected by the COVID-19 pandemic.

As a result of cross-default provisions, the Company was in default under the loan agreement with PME MTL Centre-Ville as at March 31, 2021 arising from the breach of covenants of the bank loan for which a waiver was not requested or obtained. Since not all of the criteria to classify this debt as long-term were met at the reporting date, the long-term portion of the PME MTL Centre-Ville loan has been reclassified as current portion of long-term debt in the balance sheet.	$35,584	$40,502
	482,959	520,502
Less Current Maturities	(482,959)	(520,502)

Long-Term Debt	-	-

10. RELATED PARTY TRANSACTIONS

During the six months periods ending on the following dates, the Company entered into the following transaction with related parties:

	September 30, 2021	September 30, 2020
Revenues
Companies under common control	$11,429	$7,484
Management Fee Income
Company under common control	$-	$-
Rent Expenses
Parent company	$-	$-
Other expenses
Companies under common control	$-	$-

Related party transactions were made in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

As a result of the COVID-19 pandemic, parent company agreed to grant rent concession in the form of a waiver of lease payments starting from March 1, 2020 for an indefinite period. According to the original lease agreement in place, regular rent payments would have amounted to $13,250 per month and additional rent of $125,000 per year if the Company achieves income before taxes of $1,000,000. Rent concession resulted in lease payments of $0 recognized in net loss during the periods.

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MAD SCIENCE GROUP INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

11. DEPRECIATION AND FINANCIAL EXPENSE

During the six months periods ending on the following dates, the depreciation and financial expenses consist of:

	September 30, 2021	September 30, 2020
Depreciation:
Computer Equipment	$3,364	$4,348
Furniture And Equipment	$1,530	$1,912
Leasehold Improvements	$-	$-
	$4,894	$6,260
Financial:

Interest And Bank Charges	$15,631	$9,401

12. CREDIT FACILITY

The Company has an available revolving credit in the amount not exceeding $400,000 in Canadian dollars bearing interest at the Company’s bank prime rate plus 0.6% per annum (3.05% as of September 30, 2021). As of September 30, 2021 and March 31, 2021, the outstanding balance in US Dollar was $0 and $232,000, respectively.

The Company has an available revolving credit in the amount not exceeding $100,000 in US dollars bearing interest at US base rate plus 0.6% per annum (4.35% as of September 30, 2021). As of September 30, 2021 and March 31, 2021, the outstanding balance in US Dollar was $0 and 0$, respectively.

The facilities are secured by a $6,000,000 Canadian dollars moveable hypothec on the Company’s movable property and a $6,000,000 Canadian dollars movable hypothec on all the movable property of a company under common control. Furthermore, the credit facilities are secured by guarantees of the ultimate corporate shareholders and company under common control and subordination of the payment of all claims and redemption of all shares due by the Company to two of the ultimate corporate shareholders.

The Company is required to maintain certain financial ratios. As of March 31, 2021, the Company was not in compliance with the financial ratios. At the request of the Company, the bank has agreed forbearance of the breach. As of September 30, 2021, the Company was not in compliance with the financial ratios. The Company did not deem necessary to reconfirm the agreed forbearance of the breach with the bank.

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MAD SCIENCE GROUP INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

13. FINANCIAL INSTRUMENTS

Financial Risk

The Company is exposed to various risks through its financial instruments, without being exposed to concentration risk. The main risks are broken down below.

Credit Risk

Credit is the risk that one party to a financial instrument will cause a financial loss for the company by failing to discharge an obligation. The Company’s risk is mainly related to its trade accounts receivable, due from parent company, due from companies under common control and due from ultimate corporate shareholders. The Company provides credit to its clients in the normal course of its operations.

Market Risk

Market Risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in the market prices. Some of the Company’s financial instruments expose it to this risk which comprises interest rate risk, currency risk and other price risk.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in interest rates. The Company is exposed to interest rate risk on its floating interest rate financial instruments. Floating rate instruments subject the Company to related cash flow risk.

Liquidity Risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities. The Company is exposed to this risk mainly in respect to its accounts payable and deposits received.

Currency Risk

Currency risk is the risk that the fair market value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rate. The Company realized 93% (2020-94%) of its sales and 53% (2020-53%) of its purchases in foreign currencies in the six months period ending September 30, 2021. Consequently, some assets and revenues are exposed to foreign exchange fluctuations.

Other Price Risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest rate risk or currency risk), whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is exposed to other price risk through its derivatives for which the value fluctuates with the market.

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MAD SCIENCE GROUP INC.

NOTES TO FINANCIAL STATEMENTS

(CONTINUED)

14. COMMITMENTS

a)	The Company is required to pay the licensor, a company under common control, license fee of 7% of certain net revenues for using the intellectual property under a long-term license agreement expiring no later than April 2, 2024. Company under common control waived license payments for an indefinite period as a result of the COVID-19 pandemic.

b)	The minimum annual rent payable to the parent company under a long-term operating lease expiring up to December 31, 2023. Parent company waived lease payments from March 1, 2020 for an indefinite period. Had this concession not be in place, future minimum lease payments as at year end would have been as follows:

2022	$59,625
2023	119,250
2024	89,438
$268,313

15. COMPARATIVE FIGURES

Some of the comparative figures have been reclassified to conform to the current year’s presentation.

16. GOVERNMENT ASSISTANCE

Canada Emergency Wage Subsidy

The Company participated in the Canada Emergency Wage Subsidy (“CEWS”). CEWS provides qualifying companies with a monthly financial support grant based on payroll, subject to certain caps. Eligibility is triggered by and scaled according to the reduction in year-over-year Canadian revenue on a month-by-month basis. For the six months period ending on September 30, 2021, the Company recognized government stimulus grant income of CAD $394,735 ($338,307 for the period ending on September 30, 2020) as a reduction of salaries in the administrative expenses schedule. As of September 30, 2021, the Company has a receivable amount of CAD $20,688.

Temporary Wage Subsidy

In addition to CEWS, the Company benefited from the government 10% Temporary Wage Subsidy (“TWS”). TWS was a 3-month measure that allowed eligible employers to reduce the amount of payroll deductions needed to be remitted to the Canada Revenue Agency (CRA). For the period ending on September 30, 2021, the total income related to TWS amounted to CAD $0 (CAD $19,310 for the period ending as of September 2020) and was recognized as a reduction of wage levies in the administrative expenses schedule.

17. CONTINGENCIES

The Company has been named a defendant in legal proceedings brought by a Dutch entity that alleges that the Company and its six franchisees in the Netherlands breached the franchise agreements. The claimant seeks an award ordering the Company to pay an amount of € 2,612,872 (USD $4,509,817), plus costs and expenses of the arbitration. It is not possible at this time to determine the probability of an unfavorable outcome and the amount of potential losses, if any. Accordingly, no provision for losses has been reflected in the accounts of the Company for this matter.

The Company is a defendant in a legal action brought by a competitor that claims € 3,450,999 (USD $5,956,424) for the loss of earnings, damage to the reputation and compensation of lost investments and efforts to limit the damage caused. Management’s assessment, based on its interpretation of the underlying agreements and independent legal advice, is that the basis for the plaintiff’s claim has little merit. It is not possible at this time to determine the probability of an unfavorable outcome and the amount of potential losses, if any. Accordingly, no provision for losses has been reflected in the accounts of the Company for this matter.

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SUPPLEMENTARY INFORMATION

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MAD SCIENCE GROUP INC.

COST OF GOODS SOLD, SELLING, AND ADMINISTRATIVE EXPENSES

For The Six Months Periods Ended on September 30, 2021 and 2020

	September 30, 2021	September 30, 2020
COST OF GOODS SOLD
Inventory, Beginning	$565,253	$582,905
Purchases	115,881	268,184
	681,134	851,089
Inventory, Ending	(553,783)	(615,483)
	$127,351	$235,606
SELLING EXPENSES

Commissions	$-	$-
Advertising	31,999	11,660
Travel	11,096	(1,765)
Promotion	44	-
Shipping	53,920	27,487
Conference Participation, Shows And Exhibitions	12,141	-
	$109,200	$37,382

ADMINISTRATIVE EXPENSES

Salaries	$350,971	$224,180
Wage Levies	70,075	28,801
Franchise Program And System Development	27,808	40,821
Professional Fees	88,069	103,331
Consulting Fees	31,286	29,272
Rent	-	-
Memberships And Dues	8,424	10,586
Insurance	15,699	17,829
Training	771	658
Telephone	11,918	15,499
Repairs And Maintenance	6,345	7,007
Office And General	35,053	6,771
Bad Debts	48,025	-
Donations	402	-
	$694,846	$484,755

F-37

PART III—EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description
1.1	Broker-Dealer Agreement between the Company and Dalmore Group LLC, effective as of October 29, 2021
2.1	Certificate of Incorporation, dated August 16, 1993.
2.2	Certificate of Amendment to Certificate of Incorporation, dated February 11, 1997.
2.3	Certificate of Amendment to Certificate of Incorporation, dated February 8, 2000.
2.4	Certificate of Amendment to Certificate of Incorporation, dated April 3, 2014.
2.5	By-Laws
4.1	Form of Subscription Agreement*
8.1	Escrow Agreement*
11.1	Consent of Martindale Keysor & Co., PLLC*
12.1	Opinion of Miller Thomson LLP*
*	To be filed by amendment

37

SIGNATURES

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Montreal, the province of Quebec, Canada on January 24, 2022.

Mad Science Group Inc.

By	/s/ Shafik Mina
Shafik Mina, President
Mad Science Group Inc.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Ariel Shlien
Ariel Shlien, Chief Executive Officer, Director
Date: January 24, 2022

/s/ Ron Shlien
Ron Shlien, Chief Innovation Officer, Director
Date:	January 24, 2022

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